ARRANGEMENT AGREEMENT
among
1197879 B.C. LTD.
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FHF HOLDINGS LTD.
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TILRAY, INC.
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THE SHAREHOLDER REPRESENTATIVE
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EACH OTHER SHAREHOLDER BOUND BY THIS AGREEMENT

Dated February 19, 2019

13.9	Specific Performance	56
13.10	Interpretation; Absence of Presumption	57
13.11	Disclosure	57
13.12	Entire Agreement	58

ARRANGEMENT AGREEMENT
THIS ARRANGEMENT AGREEMENT dated February 19, 2019, is made among: (i) FHF Holdings Ltd., a company existing under the laws of the Province of British Columbia (the “Company”); (ii) 1197879 B.C. Ltd. (the “Purchaser”); (ii) Tilray, Inc. (“Tilray”); (iii); Compass Group Diversified Holdings, LLC (the “Shareholder Representative”) and (iv) each Shareholder that is, or is made pursuant to the Plan of Arrangement, a party hereto.
WHEREAS:

A.    The Purchaser wishes to acquire all of the outstanding securities of the Company by way of a plan of arrangement under the BCBCA, the Plan of Arrangement has been unanimously approved by the Persons that are Shareholders on the date hereof, and the Company has agreed to submit the Plan of Arrangement for approval by the Court, pursuant to which, among other things and subject to this Agreement, at the Effective Time (i) all of the Company Shares will be transferred to the Purchaser in exchange for the Cash Consideration and Stock Consideration in accordance with the Plan of Arrangement; (ii) all of the Company Options and other outstanding securities of the Company will have been exercised or will be terminated and cancelled in accordance with the Plan of Arrangement; (iii) all of the Shareholders will be deemed to be a party to and be bound by this Agreement.
B.    As a material inducement to Purchaser to enter into this Agreement, certain Shareholders have agreed to restrictive covenants in respect of the Business.
C.    Tilray owns all the issued and outstanding shares of Purchaser.
D.    Each Person that is a Shareholder on the date hereof has executed this Agreement and has also executed the Arrangement Resolution after review of the Circular.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set out herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS

1.1    Definitions.
For purposes of this Agreement, the following terms will have the following meanings:
“ACMPR” means the Access to Cannabis for Medical Purposes Regulations (Canada) pursuant to the Act.
“Act” means the Controlled Drugs and Substances Act (Canada).
“Action” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative or investigative) conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and/or one or more of its subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any Affiliate of the Purchaser) after the date of this Agreement relating to (i) any sale, disposition, alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of assets representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its subsidiaries or of 20% or more of the voting or equity securities of the Company or any of its subsidiaries (or rights or interests in such voting or equity securities); (ii) any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of the Company or any of its subsidiaries (iii) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving the Company or any of its subsidiaries whose assets individually or in the aggregate constitute 20% or more of the consolidated assets (based on the consolidated financial statements of the Company most recently made available in the Data Room); or (iv) any other similar transaction or series of transactions involving the Company or any of its subsidiaries.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including: (i) in the case the Purchaser after the Closing, the Purchaser and each subsidiary thereof; and (ii) in the case of a natural Person, any trust maintained for the benefit of such natural Person or such natural Person's spouse or descendants (whether natural or adopted). For purposes of this Agreement, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Arrangement Agreement and all the Annexes and Exhibits attached hereto.
“Ancillary Agreement” means any agreement, certificate or instrument delivered pursuant to this Agreement, including the Shareholder Releases, the Non-Solicitation Agreements and the IP Assignment Agreements.
“Applicable Laws” means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, permit or determination of (or agreement with) a Governmental Authority, in each case binding on that Person or any of its assets, properties or securities, including any stock exchange requirements and requirements under the ACMPR.
“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement.
“Arrangement Consideration” means $419,000,000.
“Arrangement Resolution” means the unanimous resolution of the Persons that are Shareholders on the date hereof approved and adopted by such Shareholders in writing, in lieu of a meeting of such Shareholders, approving the Plan of Arrangement.
“Arbitrator” has the meaning specified in Section 13.1.1.1.
“associate” has the meaning given to such term in the Securities Act (British Columbia).
“Audited Financial Statements” means the annual audited financial statements of the Company for the fiscal years ended December 31, 2016 and December 31, 2017.
“BCBCA” means the Business Corporations Act (British Columbia), including all regulations made thereunder.
“Books and Records” has the meaning specified in Section 5.2.
“Business” means the business carried on by the Company and its subsidiaries, or currently contemplated to be carried on by the Company and its subsidiaries, as of the Closing Date which involves the sale, manufacturing, sourcing, marketing and distribution of hemp-related products, including CBD.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the Province of British Columbia or Ontario are authorized or required by Applicable Laws to be closed.
“Business Employees” means the employees of the Company or any subsidiary thereof as of the Closing Date.
“Cannabis” means the substances currently set out in Schedule II of the Act, noting that such substances may be amended or replaced by Applicable Laws at which point “Cannabis” will mean the substances set out in the Applicable Laws.

"Cash" means the sum of all cash and cash equivalents of the Company and its subsidiaries, minus the aggregate amount of all cheques issued by the Company or its subsidiaries that have not yet cleared, minus the amount of any Cash held by the Company or any of its subsidiaries that was paid as an advance thereto for any product to be furnished, or service to be rendered, by the Company or any of its subsidiaries that has not yet been furnished or rendered, plus the aggregate amount of all cheques issued to the Company or any of its subsidiaries that have been deposited in the Company's or in its subsidiaries' bank account but that have not yet cleared, the whole on a consolidated basis and calculated in accordance with GAAP.
“Cash Consideration” has the meaning specified in the Plan of Arrangement.
“CBD” means edible or topical products containing broad spectrum hemp extract or cannabidiols.
“Circular” means the information statement dated February 17, 2019 provided to the Persons that are Shareholders on the date hereof describing the Purchaser and the material terms and conditions of the Arrangement.
“Class A Common Shares” means the Class A common shares in the capital of the Company.
“Class A Preferred Shares” means the Class A preferred shares in the capital of the Company.
“Class B Common Shares” means the Class B common shares in the capital of the Company.
“Closing” means the completion of the Contemplated Transactions on the Closing Date.
“Closing Date” means the effective date of the Arrangement.
“Closing Date Adjustment” has the meaning specified in Section 2.8.3.
“Closing Date Cash Payment” means the aggregate of the Closing Date Common Cash Payment (as defined in the Plan of Arrangement) and the Closing Date Preferred Cash Payment (as defined in the Plan of Arrangement).
“Closing Date Consideration” has the meaning specified in the Plan of Arrangement.
“Closing Date Payment Shares” has the meaning specified in the Plan of Arrangement.
“Closing Statement” has the meaning specified Section 2.8.2 .
“Common Shareholders” means the holders of Common Shares immediately prior to the step set out in Section 2.3(a)(iv) of the Plan of Arrangement.
“Common Shares” means the Class A Common Shares and the Class B Common Shares outstanding immediately after giving effect to the Arrangement.
“Company” has the meaning specified in the recitals to this Agreement.
“Company Convertible Securities” means, other than Company Shares, any evidence of indebtedness, shares or other securities (including Company Securities) of, or issued by, the Company that are directly or indirectly convertible into or exercisable or exchangeable for Company Shares.
“Company IP” means the Owned IP and Licensed IP.
“Company Material Adverse Effect” means any change, event, development, occurrence, state of facts, condition or effect (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate with all other Effects, materially adverse to the Business or condition (financial or otherwise), assets, liabilities, operations or earnings of the Company, any subsidiary of the Company or results of the Business taken as a whole; provided, however, that none of the following, and no Effect resulting from or arising out of the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) acts of war (whether or not declared), hostilities, military actions or acts of terrorism; (ii) acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters); (iii) any changes affecting the Canadian cannabis industry generally; (iv) any change in the market price of cannabis; (v) any change in Applicable Laws; (vi) general economic, financial, currency exchange, security or commodity market conditions in Canada or the United States; or (vii) the failure of the Company to meet any internal or published projections, forecasts, guidance or estimates of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (provided, however, that the causes underlying such change may be considered to determine whether such change constitutes a Company Material Adverse Effect); provided, however, that with respect to clauses (iii), (iv), (v) or (vi), such Effect does not relate primarily to Company and its subsidiaries, taken as a whole, or does not have a disproportionate effect on Company or its subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry.
“Company Option” means an option to purchase Company Shares issued pursuant to the Stock Option Plan.
“Company Securities” means the Company Shares and the Company Options.
“Company Shares” means the Common Shares and the Class A Preferred Shares.
“Company Subsidiaries” has the meaning specified in Section 5.5.
“Consultation Period” has the meaning specified in ýSection 13.1.1.1.
“Contemplated Transactions” means collectively, the transactions contemplated by this Agreement and all agreed transactions undertaken by the Parties in connection therewith.
“Contract” means any contract, agreement, policy, lease, commitment, understanding or arrangement, whether written or oral to which a Party or any Affiliate thereof is a party, or is bound or affected by, or to which any of their respective properties or assets is subject.
“Court” means the Supreme Court of British Columbia.
“Damages” means, whether or not involving a Third Party Claim, any loss, cost, Liability, claim, interest, fine, penalty, assessment, taxes, damages available at law or in equity (including incidental, consequential, special, aggravated, exemplary or punitive damages), expense (including consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel on a full indemnity basis, without reduction for tariff rates or similar reductions and reasonable costs, fees and expenses of investigation, defence or settlement) or diminution in value.
“Data Room” means the material contained in the virtual data room established by the Company, on January 7, 2019 and provided therein to Tilray.
“Deferred Date” has the meaning specified in the Plan of Arrangement.
“Deferred Date Cash Payment” has the meaning specified in the Plan of Arrangement.
“Deferred Date Consideration” has the meaning specified in the Plan of Arrangement.
“Deferred Date Payment Shares” has the meaning specified in the Plan of Arrangement.
“Depositary” means any trust company, bank or financial institution agreed to in writing among Purchaser, the Company and the Shareholder Representative for the purpose of, among other things, exchanging certificates representing Company Shares for payment of the Common Closing Date Consideration, the Deferred Date Consideration and, if applicable, the Milestone Consideration.
“Direct Claim” has the meaning specified in Section 9.4.1;
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the Closing Date. The Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 5. The Parties agree that an item disclosed in one section or subsection of the Disclosure Schedule will apply only with respect to the indicated section or subsection, except to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is also applicable to another section or subsection of the Disclosure Schedule.
“Dispute” has the meaning specified in Section 13.1.1.
“Domain Names” has the meaning specified in Section 5.21.1.
“Effective Time” means the first moment in time on the Closing Date.
“Employee Benefit Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former directors, officers or employees of the Company or any subsidiary thereof, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, supplemental workers' compensation, life insurance, death, disability, severance, legal services, sickness or accident benefits; (ii) pension, profit sharing, bonus, stock bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, retirement or supplemental retirement benefits; or (iii) salary continuation, unemployment, supplemental unemployment, supplemental severance, supplemental termination pay, change-in-control, supplemental vacation or holiday benefits, (w) that is maintained or contributed to by the Company or any subsidiary thereof, (x) that the Company or any subsidiary thereof has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company or any subsidiary thereof is or may be financially liable as a result of the direct sponsor's affiliation with the Company, any subsidiary thereof or the Company's shareholders (whether or not such affiliation exists at the Closing Date and notwithstanding that the Employee Benefit Plan is not maintained by the Company or any subsidiary thereof for the benefit of its employees or former employees) or (z) for or with respect to which the Company or any subsidiary thereof is or may become liable under any common law successor doctrine, express successor liability provisions of Applicable Laws, provisions of a collective bargaining agreement or agreement with a predecessor employer; provided, however, that “Employee Benefit Plan” does not include: (i) any arrangement that has been terminated and completely wound up prior to the Closing Date and for which the Company or any subsidiary thereof does not have any present or potential Liability; (ii) the Canada Pension Plan and Regulations, the Employment Insurance Act and Regulations (Canada), any provincial health plan for employees and any workers' compensation insurance plan provided pursuant to Applicable Laws.
“Enforceability Limitations” means limitations on enforcement and other remedies by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors' rights generally or general principles of equity.
“Environmental Law” means any Applicable Laws relating to environmental contamination, exposure to Hazardous Materials, the protection of the environment or the protection of human health and safety as it relates to the environment, but in each case, excluding any Applicable Laws relating to product liability.
"Expense Amount" means $5,000,000 to be withheld by the Shareholder Representative from the Closing Date Common Cash Payment to cover various costs and expenses of the Shareholders, the Company and Agent.
“Estimated Arrangement Consideration” has the meaning specified in Section 2.8.1.
“Final Arrangement Consideration” has the meaning specified in Section 2.8.2 .
“Final Order” means the final order of the Court made pursuant to Section 291 of the BCBCA in a form acceptable to the Purchaser and the Company, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of the Purchaser and the Company, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to the Purchaser and the Company, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied.
“Financial Statements” means the Audited Financial Statements and Interim Financial Statements.
“Foreign Subject Entity” means any Person engaging in activities related to the cultivation, distribution, possession, marketing or sale of Cannabis in any country other than Canada.

“Fraud Claim” means any claim against any one or more of the Parties resulting from or in respect of intentional fraud, intentional misrepresentation or willful misconduct by such Person or Persons.
“Fresh Hemp Foods” has the meaning specified in Section 5.6.
“GAAP” means accounting principles generally accepted in the United States, at the relevant time applied on a consistent basis.
“Governmental Authority” means any foreign, federal, state, provincial, federal, local or other government, taxing, regulatory or administrative authority, agency or commission, or any court, tribunal or judicial or arbitral body with competent jurisdiction or any securities regulatory authority or stock exchange.
“Hazardous Material” means: (i) any solid, liquid, gaseous or radioactive substance which, when it enters a premise, exists in the premise or is present in the water supplied to the premise, or released into the environment from the premise that is likely to cause material harm or degradation to any property or the environment or to any Person; (ii) any pollutants, contaminants, hazardous waste or other noxious substances; and (iii) any substance declared at any time by any Governmental Authority to be hazardous under any Environmental Law.
“Indebtedness” means, without duplication, (A) any of the following indebtedness of a Person or any subsidiary thereof: (i) indebtedness or guarantees for borrowed money, including all indebtedness of others guaranteed by such Person or any subsidiary thereof; (ii) all Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities (including any debentures or notes that are convertible into any equity interests in such Person or any subsidiary thereof); (iii) all Liabilities under or in connection with letters of credit relating to indebtedness (including all intercompany Liabilities owing between and among such Person and its subsidiaries and Affiliates) or bankers' acceptances or similar items, but, in each case, only to the extent drawn; (iv) any obligation to pay the deferred purchase price for property or services; (v) all Liabilities arising from cash or book overdrafts; (vi) all Liabilities under capitalized leases; (vii) all Liabilities under conditional sale or other title retention agreements; (viii) all Liabilities related to deferred revenue (including long-term deferred revenue) or for customer rebates, advances, prepayments, and deposits; (ix) all Liabilities with respect to shareholder advances or any other advances made to the such Person or any subsidiary thereof; and (x) any deferred purchase price Liabilities related to past acquisitions; and (B) where such Person is the Company or any subsidiary thereof, includes (i) all Liabilities of the Company or any subsidiary thereof in respect of any bonuses, commissions, or other discretionary payments, including any pro rata amount, that are earned or accrued, but are unpaid for the current fiscal year, and any Taxes imposed with respect to any such payments to Business Employees of the Company or any subsidiary thereof; (ii) any obligations under severance agreements, stay bonuses, deferred compensation payments (including any referral commissions payable), incentive bonuses and equity incentive programs (relating to the sale of the Company), termination and change of control arrangements and similar obligations that are owed to any Person that will be triggered, in part or in whole, either automatically or with the passage of time, by the completion of the Contemplated Transactions (including any amounts payable to offset any excise Taxes imposed thereon and any related income Taxes), and any Taxes imposed with respect to any such payments to Business Employees of the Company or any subsidiary thereof; (iii) any Liabilities with respect to the exercise or cancellation of Company Options; (iv) any management fees payable to Shareholders; (v) all accrued interest, fees and other expenses owed with respect to the indebtedness referred to herein, including prepayment penalties, termination fees, reimbursements, indemnities, letters of credit and bankers' acceptances and consent fees, “breakage” costs, “break fees” or similar payments or contractual charges incurred by the Company, any subsidiary thereof in connection with the Contemplated Transactions, which would be payable if such indebtedness were paid in full as of the Closing Date; and (vi) all costs and expenses incurred by the Company and its subsidiaries in connection with the Contemplated Transactions, including all unpaid legal and other advisory fees and expenses incurred in connection with any prior potential sale or other transaction, but excluding any such costs or expenses paid by the Shareholders. Notwithstanding anything to the contrary, the Indebtedness of the Company and its subsidiaries shall not include any of the foregoing to the extent such indebtedness is specifically taken into account in determining Working Capital at all relevant times.
“Indemnified Party” means a Person whom a Party or Parties is or are required to indemnify under Article 9.
“Indemnifying Party” means, in relation to an Indemnified Party, the Party or Parties that is or are required to indemnify such Indemnified Party under Article 9.
“Independent Accountant” has the meaning specified in Section 2.9.

“Intellectual Property” means, collectively, all rights in or affecting intellectual or industrial property or other proprietary rights existing in any jurisdiction, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions, and the right to file other or further applications and claim priority thereto; (ii) trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iv) domain names, uniform resource locators and social media accounts or handles, including applications and registrations thereof; (v) telephone numbers; (vi) Trade Secrets; and (vii) the right to file applications and obtain registrations for any of the foregoing, as applicable.
“Interested Person” means any present or former officer, director, shareholder or employee of the Company or any subsidiary of the Company or any Person with which the Company or any subsidiary of the Company or any of the foregoing does not deal at arm's length within the meaning of the Tax Act;
“Interim Financial Statements” means the unaudited financial statements of the Company for the 12-month period ended December 31, 2018.
“Interim Order” means the order made after application to the Court, containing declarations and directions in respect of the Arrangement Resolution and the Arrangement, as such order may be amended, supplemented or varied by the Court (with the consent of the Purchaser and the Company, each acting reasonably).
“Inventories” means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by the Company or a subsidiary (including those in possession of suppliers, customers and other third parties).
“IP Assignment Agreements” means the intellectual property assignment agreements to be entered into at Closing by the Company (as designated by the Purchaser) with each of Mike Fata, Shaun Crew, Barry Tomiski, Bill Chiasson, John Lephart and Ryan Bracken in the form attached as Annex 1.
“Issue Price” means, as at the relevant date for determination, the issue price per Tilray Share which shall be equal to the greater of: (i) the 15 day volume-weighted average price of the Tilray Shares on the NASDAQ for the 15 consecutive trading day period ending on the trading day immediately prior to such date for determination, and (ii) the lowest price permitted by the NASDAQ, in either case converted into Canadian dollars at the daily average exchange rate published by the Bank of Canada for the last day of such 15 consecutive trading day period, where the “relevant date for determination” in respect of (i) the Closing Date Payment Shares is the date that is two Business Days prior to the Closing Date, (ii) the Deferred Date Payment Shares is the date that is two Business Days prior to the Deferred Date, and (iii) the Milestone Payment Shares is the date on which the Milestone Payment Statement is finally determined in accordance with Section 2.7.2 or 2.9, as the case may be.
“Knowledge of the Company” means the actual knowledge of William B. Chiasson, John Lephart and, for purposes of the representations and warranties contained in Sections 5.21.6, 5.21.7, 5.33.1 and 5.33.2 only, Ryan Bracken, in each case after due enquiry and reviewing this Agreement.
“Leased Property” means premises other than Owned Real Property which are leased, subleased, licensed, used or occupied by the Company, including those listed or described in Section 5.17 of the Disclosure Schedule, and the interest of the Company in all plants, buildings, structures, fixtures, erections, improvements, easements, rights‑of‑way, and other appurtenances situated on or forming part of those premises.
“Leases” means the real property leases or other rights of occupancy relating to real property to which the Company is a party or under which it has rights or obligations, whether as lessor or lessee, including those listed or described in Section 5.17 of the Disclosure Schedule.
“Letter of Intent” means the letter of intent between the Company and Tilray dated January 2, 2019.
"Letter of Transmittal" has the meaning specified in the Plan of Arrangement.

“Liability” or “Liabilities” as the context requires means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any Applicable Laws, License, Action or Contract.
“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.
“Licensed IP” means all Intellectual Property and Technology, other than Owned IP, that is used in the Business or licensed to the Company.
“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.
“Manitoba Harvest” has the meaning specified in Section 5.6.
“Material Contracts” has the meaning specified in Section 5.11.1.
“Milestone Consideration” means an amount of up to $49,000,000 payable (if any) by the Purchaser to the Common Shareholders in accordance with Section 2.7.
“Milestone Payment” has the meaning specified in Section 2.7.1.
“Milestone Payment Date” has the meaning specified in Section 2.7.3.
“Milestone Payment Shares” has the meaning specified in Section 2.7.1.
“Milestone Period” has the meaning specified in Section 2.7.1.
“Milestone Statement” has the meaning specified in Section 2.7.2.
“Misrepresentation” means an untrue statement of a material fact, an omission to state a material fact required to be stated or an omission to state a material fact that is necessary to make a statement not misleading in light of the circumstances in which it was made.
“NASDAQ” means the Nasdaq Global Select Market.
"Net Indebtedness" means the amount of Indebtedness of the Company and its subsidiaries, on a consolidated basis, minus the amount of Cash, on a consolidated basis.
“NI 51-102” has the meaning specified in Section 13.11.
“Non-Solicitation Agreements” means the non-solicitation agreements to be entered into at Closing by the Purchaser with each of Compass Group Diversified Holdings, LLC and Clif White Road Investments, LLC in the forms attached as Annex 2.
“Notice” has the meaning specified in Section 13.2.
“Off Balance Sheet Liabilities” means (a) any repurchase obligation or liability of the Company or its subsidiaries with respect to accounts or receivables sold by the Company or its subsidiaries; (b) any liability of the Company or its subsidiaries under any sale and leaseback transactions which do not create a liability on consolidated balance sheet of the Company or its subsidiaries; (c) any liability of the Company or its subsidiaries under any financing lease; or (d) any obligations of the Company or its subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of the Company or its subsidiaries.
“Order” means any order, directive, judgment, decree, award or writ of any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the relevant Person as the context requires, taking into account actions taken in connection with such Person's pursuit and implementation of the Contemplated Transactions.
“Organizational Documents” means, as applicable, (i) the certificate, notice of articles and articles of incorporation and the by-laws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company; (v) any charter, indenture or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vi) any amendment to any of the foregoing.
“Outside Date” has the meaning specified in Section 11.1.5.
“Owned IP” means all Intellectual Property and Technology owned, or purported to be owned, by the Company or its applicable subsidiary.
“Owned Real Property” means the real property owned by the Company, including that listed or described in Section 5.18 of the Disclosure Schedule, and includes all plants, buildings, structures, erections, improvements, appurtenances and fixtures situated on or forming part of that property.
“Party” means a party to this Agreement, and “Parties” means all of the parties to this Agreement and any reference to “each Party, the “other Party”, “either Party” or similar constructions will be deemed to refer to Tilray and the Purchaser, on the one hand, and the Company and the Shareholders and their Shareholder Representative, on the other hand.
“Payoff Letters” has the meaning specified Section 3.2.7 .
“Payoff Payee” has the meaning specified Section 3.2.7 .
“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning.
“Personal Information” means any information in the possession or under the control of the Company or any subsidiary thereof about an identifiable individual or any information that is subject to Applicable Laws relating to privacy or data protection.
“Plan of Arrangement” means the plan of arrangement substantially in the form of Exhibit A hereto, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Interim Order or Final Order with the consent of the Purchaser and the Company, each acting reasonably.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of the Straddle Period ending on and including the Closing Date.
“Pro Rata Portion” means, with respect to each Common Shareholder, the percentage set out in Annex 5 in respect of each payment to be made by the Purchaser to such Common Shareholder hereunder, setting out, in each case, such Common Shareholder's pro rata portion of the relevant payment.
“Purchaser” has the meaning specified in the preamble to this Agreement.
“Purchaser Indemnified Parties” has the meaning specified in Section 9.2.
“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Company and its subsidiaries together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.
“Recourse Amount” means $7,400,000.

“Registered IP” means all registrations and applications for registration of the Owned IP, included as pending, issued, filed, registered or otherwise recorded with any office of public record (whether or not a Governmental Authority) where such registration is necessary or advisable to preserve the Company’s rights in such Owned IP.
“Remedial Action” means any action required by any Governmental Authority or Environmental Law to clean up, remove, treat or in any other way address any Hazardous Materials.
“R&W Insurance Policy” shall mean the buyer-side representations and warranties insurance policy bound by Chubb Insurance Company of Canada in the form attached as Annex 3.
“Securities Laws” means the Securities Act (British Columbia), any other applicable Canadian securities laws, rules and regulations and published policies thereunder, and the U.S. Securities Laws.
“SEDAR” means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101, System for Electronic Document Analysis and Retrieval and available for public view at www.sedar.com.
“Shareholder Release” means the Shareholder Release to be entered into at Closing by each of the Persons that are Shareholders in the form attached as Annex 4.
“Shareholder Representative” has the meaning specified in the preamble to this Agreement.
“Shareholders” means all registered holders of the Company Shares immediately prior to the Effective Time.
“Social Media Identities” has the meaning specified in Section 5.21.1.
“Statement” has the meaning specified in Section 2.9.
“Straddle Period” means any Taxable year or period beginning on or before the Closing Date and ending after the Closing Date.
“Stock Consideration” means the Tilray Shares issued to the Common Shareholders pursuant in the Plan of Arrangement.
“Stock Option Plan” means the stock option plan adopted by the Company as of July 10, 2015, as amended.
“subsidiary” has the meaning given to such term in the BCBCA.
“Systems” has the meaning specified in Section 5.23.
“Target Working Capital” has the meaning specified in Section 2.8.1.
“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, unclaimed property, escheat, employee health, payroll, workers' compensation, employment or unemployment, severance, social security, utility, surtaxes, customs, import or export, and including all license and registration fees; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i); above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Party.
“Tax Act” means the Income Tax Act (Canada).
“Tax Affiliate” means any Person that is or at any time was a member of an affiliated, combined or unitary group of which the Company, or any subsidiary thereof, is or at any time was a member.
“Tax Contest” means any audit, investigation, claim, challenge, dispute or controversy relating to Taxes.
“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes and for certainty includes any elections or notice that may be filed to prevent deemed dividends from arising pursuant to section 212.3 of the Tax Act.
“Technology” means any and all information and technology, of whatever kind and whether or not subject to any Intellectual Property rights, including, without limitation, all of the following: (i) works including, without limitation, drawings, plans, documentation, designs, methods, techniques, processes, files, models, schematics, specifications, applications, software, records and data or otherwise (including all versions, corrections, updates, modifications, additions, replacements, improvements and enhancements thereof or that are incorporated therein); (ii) inventions (whether or not patentable), improvements and enhancements; (iii) proprietary and confidential business and technical information, including technical data, Trade Secrets, ideas, research and development and know how; (iv) databases, data compilations and collections and technical data; and (v) all documentation relating to the foregoing.
“Tilray” has the meaning specified in the preamble to this Agreement
“Tilray Material Adverse Effect” means any change, event, development, occurrence, state of facts, condition or effect (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate with all other Effects, materially adverse to the business of Tilray or condition (financial or otherwise), assets, liabilities, operations or earnings of Tilray, any subsidiary of Tilray, or results of the business of Tilray taken as a whole; provided, however, that, none of the following, and no Effect resulting from or arising out of the following, shall constitute or be taken into account in determining whether an Tilray Material Adverse Effect has occurred: (i) acts of war (whether or not declared), hostilities, military actions or acts of terrorism; (ii) acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods or other natural disasters); (iii) any changes affecting the Canadian cannabis industry generally; (iv) any change in the market price of cannabis; (v) any change in Applicable Laws; (vi) any change in the market price or trading volume of the Tilray Shares or any other securities of Tilray; (vii) the failure of Tilray to meet any internal or published projections, forecasts, guidance or estimates of revenues, earnings or cash flow for any period ending on or after the date of this Agreement (provided, however, that the causes underlying such change may be considered to determine whether such change constitutes a Tilray Material Adverse Effect); or (viii) general economic, financial, currency exchange, security or commodity market conditions in Canada or the United States; provided, however, that with respect to clauses (iii), (iv), (v) or (viii), such Effect does not relate primarily to Tilray and its subsidiaries, taken as a whole, or does not have a disproportionate effect on Tilray or its subsidiaries, taken as a whole, compared to other companies of similar size operating in the cannabis industry.
“Tilray’s Public Disclosure Record” means all information, reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by Tilray with any securities regulatory authority since June 19, 2018 that are available to the public on SEDAR.
“Tilray Shares” means the shares of class 2 Common Stock in the capital of Tilray.
“Trade Secrets” means information and know-how: (i) not generally known to the public; (ii) that has economic value because such information and know-how is not generally known; and (iii) has been kept confidential as a result of efforts to prevent the information and know-how from becoming generally known.
“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.
“U.S. Branded CBD Gross Sales” has the meaning specified in Annex 6.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“U.S. Person” means a “U.S. person” as defined in Rule 902(k) of Regulation S under the U.S. Securities Act.
“U.S. Securities Act” means the United States Securities Act of 1933, as amended.
“U.S. Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“U.S. SEC” means the United States Securities and Exchange Commission.
“U.S. Securities Laws” means the NASDAQ Marketplace Rules and the U.S. Securities Act, the U.S. Exchange Act and all other applicable U.S. federal and state securities laws, rules and regulations and published policies thereunder.
“Working Capital” means the amount, at any date, whether positive or negative, equal to the total of the Company’s current assets (excluding Cash) on a consolidated basis less the total of its current liabilities on a consolidated basis, calculated in accordance with Annex 7.
1.2    Annexes and Exhibits

The following Annexes and Exhibits form an integral part of this Agreement:
Annexes
Annex 1    -    IP Assignment Agreements
Annex 2    -    Non-Solicitation Agreements
Annex 3    -    R&W Insurance Policy
Annex 4    -    Shareholder Release
Annex 5    -    Shareholders
Annex 6    -    Milestone Payment Principles
Annex 7    -    Working Capital
Annex 8    -    Business Plan
Annex 9    -    Required Consents, Waivers or Approvals
Annex 10    -    Payoff Payees
Exhibits
Exhibit A    -    Plan of Arrangement

ARTICLE 2
ARRANGEMENT

2.1    Arrangement

2.1.1    The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.1.2    Subject to Section 2.1.7, the Parties acknowledge and agree that the Company intends to satisfy the applicable requirements for receiving approval of the Persons that are Shareholders on the date hereof by way of a written resolution signed by all of such Shareholders.

2.1.3    As soon as reasonably practicable following the execution and delivery of this Agreement, the Company shall apply to the Court in a manner acceptable to the Purchaser and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

2.1.3.1    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

2.1.3.2    that the Final Order provide, among other things:
(a)    that, at the Effective Time, each Shareholder shall be deemed to be a party to and bound by this Agreement, including for the appointment of the Shareholder Representative;
(b)    that the Shareholders’ Agreement is terminated and ceases to be of any further force and effect as of the Effective Time;
(c)    that all rights to purchase Company Shares under any securities of the Company (including the Company Options) or other Company Convertible Securities) are terminated and cease to be of any further force and effect as of the Effective Time;

2.1.3.3    that it is Tilray’s intention to rely, by virtue of the Final Order, upon the exemption from registration provided by s.3(a)(10) of the U.S. Securities Act with respect to the issuance of the shares of Stock Consideration in exchange for Company Shares pursuant to the Arrangement to implement the transactions contemplated hereby in respect of the Shareholders who are resident in the United States; and

2.1.3.4    for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.
2.1.4    If the Interim Order is obtained, the Company shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order held as soon as reasonably practicable.

2.1.5    Subject to the terms of this Agreement, the Purchaser will cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis with any information required to be supplied by the Purchaser in connection therewith. The Company will provide legal counsel to the Purchaser with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to Applicable Laws, or as may be required by the Court, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.1.5 or with by the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require by the Purchaser to agree or consent to any modification or amendment to such filed or served materials that expands or increases by the Purchaser’s obligations set out in any such filed or served materials or under this Agreement or the Arrangement. The Company shall also provide to Purchaser’s outside counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, the Company will not object to legal counsel to by the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. The Company will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the

Final Order and prior to the Closing Date, the Company is required by the terms of the Final Order or by Applicable Laws to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, by the Purchaser.

2.1.6    The Closing Date will occur on the later of (i) the second Business Day after the satisfaction or, where not prohibited, the waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Closing Date) set out in Article 10, and (ii) the date that is three Business Days following the date of the Final Order, unless another time or date is agreed to in writing by the parties, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order set out in the Plan of Arrangement, without any further act or formality. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by Applicable Law. The Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time to include such other terms determined to be necessary or desirable to by the Purchaser, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which (a) has the effect of reducing the consideration payable hereunder or which is otherwise prejudicial to the Shareholders or other parties to be bound by the Plan of Arrangement (other than in an insignificant manner); (b) is inconsistent with the provisions of this Agreement; or (c) creates a reasonable risk of delay, impairment or impediment in any material respect to the satisfaction of any of the conditions set out in in Article 10.

2.1.7    Notwithstanding anything to the contrary in this Agreement, if the Company is unable to satisfy the applicable requirements for receiving approval of the Shareholders for the Arrangement in the manner contemplated by Section 2.1.2 after presentation of the application for the Interim Order or the Final Order or otherwise, the Shareholders that are bound by this Agreement shall cause promptly such meetings to be held, votes to be cast, resolutions to be passed, documents to be executed (including amending this Agreement) and all other things and acts to be done as may reasonably be required to give full effect to this Agreement and the Plan of Arrangement.

2.2    U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Stock Consideration issued pursuant to the Arrangement will be issued by Tilray in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof and pursuant to exemptions from applicable securities laws of any state of the United States. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:
2.2.1    the Arrangement will be subject to the approval of the Court;

2.2.2    pursuant to Section 2.1.3.3, the Court will be advised as to the intention of Tilray to rely on the exemption under Section 3(a)(10) of the U.S. Securities Act and exemptions under applicable securities laws of any state of the United States prior to the hearing required to approve the Final Order;

2.2.3    each Person that was a Common Shareholder on the date hereof and that is entitled to receive Stock Consideration pursuant to the Arrangement was given sufficient information necessary to make an informed decision regarding the receipt of Tilray Shares and, after review of such information, executed the Arrangement Resolution;

2.2.4    each Person that was a Common Shareholder on the date hereof and that is entitled to receive Stock Consideration pursuant to the Arrangement was advised that the Tilray Shares issued to such Common Shareholder pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by Tilray in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and pursuant to exemptions under applicable securities laws of any state of the United States;

2.2.5    the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Shareholders; and

2.2.6    the Final Order shall include a statement to substantially the following effect:
“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Tilray, Inc. to the Plan of Arrangement.”
2.3    United States Restrictions.

Notwithstanding anything to the contrary in this Agreement, no Stock Consideration shall be delivered to any person in the United States or to any U.S. Person if the Purchaser determines, in its sole discretion, that doing so may result in any contravention of the U.S. Securities Act or any applicable state securities laws, and the Purchaser may instead in the case of Stock Consideration, appoint an agent to sell all the share of the Stock Consideration of such person on behalf of that person and deliver to that person an amount of cash representing the proceeds of the sale of such shares of Stock Consideration, net of expenses or sale.
2.4    Payment of Consideration.

2.4.1    Prior to the date hereof, the Shareholder Representative shall have prepared and delivered to the Purchaser a certificate (“Consideration Certificate”) duly executed by Company and Shareholder Representative, containing the Company’s and Shareholder Representative’s good faith calculation as of the Effective Time of: (a) the Net Indebtedness of the Company and its subsidiaries (the "Estimated Net Indebtedness"); (b) the aggregate Cash Consideration and Stock Consideration payable at Closing (net of the Expense Amount); (c) the Company Share Value; (d) each Shareholder’s Pro Rata Portion; together with documentation in support of the calculation of the amounts set out in the Consideration Certificate. The Consideration Certificate shall be was prepared and determined from the Books and Records of Company. In calculating the consideration payable under this Article 2, the Purchaser shall be entitled to rely on the representations and warranties contained in Section 5.4, and the Consideration Certificate, without further inquiry and shall have no liability or obligation to the Shareholders in respect of any errors or omissions therein.

2.4.2    The Purchaser will, following receipt by the Company of the Final Order and on or prior to the Closing Date:

2.4.2.1    deposit, or cause to be deposited, in trust with the Depositary the Closing Date Consideration which shall consist of (a) sufficient funds to pay the Closing Date Cash Payment and the Expense Amount, and (b) sufficient Tilray Shares to satisfy the Closing Date Payment Shares, for distribution by the Depositary to the Shareholders pursuant to the Plan of Arrangement; and

2.4.2.2    pay, on behalf of the Company, the corresponding amount of Indebtedness of the Company to each Payoff Payees as set out on Annex 10 in accordance with the corresponding Payoff Letters.

2.4.3    The Purchaser will, following receipt by the Company of the Final Order and on or prior to the Deferred Date, deposit, or cause to be deposited, in trust with the Depositary, the Deferred Date Consideration which shall consist of (a) sufficient funds to pay the Deferred Date Cash Consideration and (b) sufficient Tilray Shares to satisfy the Deferred Date Payment Shares, for distribution by the Depositary to the Common Shareholders pursuant to the Plan of Arrangement.

2.4.4    If the Milestone Consideration is payable pursuant to Section 2.7.3, then the Purchaser shall deliver, or cause to be delivered, to the Depositary, in trust for the benefit of the Common Shareholders, sufficient Milestone Payment Shares to satisfy the requirements of Section 2.7, for distribution by the Depositary to Common Shareholders.

2.4.5     The Parties acknowledge that Annex 5 was prepared and provided solely by the Shareholders and not by the Purchaser or Tilray. The Purchaser shall be entitled to rely on Annex 5 in making payments to the Shareholders hereunder, without further inquiry, and shall have no liability or obligation to the

Shareholders or otherwise in respect of payments made in accordance therewith, including for any errors or omissions of the respective percentages set out therein.

2.5    Reallocation of Consideration.

Notwithstanding any other provision of this Agreement or the Plan of Arrangement, if Tilray is restricted, delayed or prohibited by Contract, stock exchange requirements, Applicable Laws or otherwise from issuing the Stock Consideration or if the Issue Price on the relevant date for determination is less than $56.37, the Purchaser may (but is not obligated to) decrease the corresponding Stock Consideration payable under the Arrangement by paying an equivalent amount in Cash Consideration in lieu of such Stock Consideration.

2.6    Withholding Taxes.

The Purchaser, the Company and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person hereunder and from all dividends (including deemed dividends), interest or other amounts payable to any Shareholder such amounts as Tilray, the Company or the Depositary may be required or permitted to deduct and withhold therefrom under any provision of Applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.
2.7    Milestone Payment Adjustment.

2.7.1    A milestone payment (the “Milestone Payment”) in the amount of $49,000,000 will be paid by the Purchaser to the Common Shareholders in accordance with their respective Pro Rata Portion by the issuance of Tilray Shares (the “Milestone Payment Shares”) to the Common Shareholders at a price per Tilray Share equal to the Issue Price determined as of the date on which the Milestone Payment Statement is finally determined in accordance with Section 2.7.2 or 2.9, as the case may be; provided, however, that the amount of the Milestone Payment will be automatically reduced in accordance with Annex 2 if the Company has not achieved the targets set out in Annex 2 for gross branded CBD product sales in the United States in the period commencing on January 1, 2019 and ending on December 31, 2019 (the "Milestone Period"), provided that if there is an Action taken or Applicable Laws applied by any Governmental Authority (whether state or federal) that precludes or discontinues the distribution or sale of CBD in a US state, distributions or sales made in such state during the Milestone Period shall be disregarded for purposes of determining the Milestone Payment. Notwithstanding any other provision of this Agreement, no Common Shareholder may assign or transfer his, her or its interest in the right to receive the Milestone Payment provided however that the right to receive the Milestone Payment shall inure to the benefit of and be enforceable by the each Common Shareholder’s respective successors and permitted assigns.

2.7.2    No later than 45 days after of the end of the Milestone Period, the Purchaser will prepare and deliver to the Shareholder Representative a draft statement (the “Milestone Statement”) setting out (i) an itemized calculation of the U.S. Branded CBD Gross Sales For the Milestone Period, determined in accordance with this Annex 6 (for certainty, the Purchaser will be permitted to integrate the Business in its sole discretion so long as it retains the ability to calculate the Milestone Payment Statement in accordance with Annex 6) and (ii) whether or not the Milestone Payment is to be reduced, and the amount of any such reduction. During the period from the date of delivery of the draft Milestone Statement until the date no later than 15 days thereafter, the Purchaser will give the Shareholder Representative reasonable access to the working papers used to create the Milestone Statement. If the Shareholder Representative does not give a notice of objection in accordance with Section 2.9, the Common Shareholders will be deemed to have accepted the draft Milestone Statement which will be final and binding on the Parties.

2.7.3    Once the Milestone Payment Statement is finally determined in accordance with Section 2.7.2 or 2.9, as the case may be, the Purchaser will pay the Milestone Payment, if any, payable thereunder as promptly as practicable, but in any event within five Business Days, to the Depositary for distribution to Common Shareholders (the "Milestone Payment Date").

2.7.4    If Tilray is a party to a transaction prior to the Milestone Payment Date with the effect that either (a) Tilray Shares are not available to satisfy the Milestone Payment, or (b) publicly listed shares of a constituent party to the Change of Control or successor to Tilray are not available to satisfy the Milestone Payment in lieu of the Tilray Shares, then notwithstanding anything to contrary in this Agreement, the Purchaser will pay the Milestone Payment in cash to the Shareholder Representative, as promptly as practicable, but in any event within five Business Days, for distribution to the Company Shareholders.

2.8    Closing Date Adjustment.

2.8.1    The Arrangement Consideration, being $419,000,000, has been determined on the basis that the Company as at the Closing Date will have (i) Working Capital of $14,545,257 (the “Target Working Capital”), (ii) no Cash, and (iii) no Indebtedness, and will be adjusted in accordance with this Section 2.8.

2.8.2    No later than 45 days after the Closing Date, the Purchaser will prepare and deliver to the Shareholder Representative a draft statement (the “Closing Statement”) setting out:

2.8.2.1    by separate line-item, as at the Closing Date, (a) Working Capital, and (b) Net Indebtedness (including indicating any changes from the Estimated Net Indebtedness);

2.8.2.2    the Arrangement Consideration as decreased by the Estimated Net Indebtedness, (the “Estimated Arrangement Consideration”);

2.8.2.3    the amount of the Estimated Arrangement Consideration (a) as decreased by any amount the Target Working Capital exceeds the Working Capital as at the Closing Date, (b) as increased by any amount the Working Capital as at the Closing Date exceeds the Target Working Capital, (c) as decreased by any amount the Net Indebtedness as at the Closing Date exceeds the Estimated Net Indebtedness, and (d) as increased by any amount the Estimated Net Indebtedness exceeds the Net Indebtedness as at the Closing Date (the “Final Arrangement Consideration”).

During the period from the date of delivery of the draft Closing Statement until the date no later than 15 days thereafter, the Purchaser will give the Shareholder Representative reasonable access to the working papers used to create the draft Closing Statement. If the Shareholder Representative does not give a notice of objection in accordance with Section 2.9, the Common Shareholders will be deemed to have accepted the draft Closing Statement which will be final and binding on the Parties.
2.8.3    Once finally determined in accordance with Section 2.8.2 or 2.9, as the case may be, if (i) the Estimated Arrangement Consideration exceeds the Final Arrangement Consideration by at least $5,000, then the Common Shareholders will pay to the Purchaser the amount of the difference between the Estimated Arrangement Consideration and the Final Arrangement Consideration on a dollar-for-dollar basis in accordance with the Plan of Arrangement and (ii) the Final Arrangement Consideration exceeds the Estimated Arrangement Consideration by at least $5,000, then the Purchaser will pay each Common Shareholder its Pro Rata Portion of the amount of the difference between the Final Arrangement Consideration and the Estimated Arrangement Consideration on a dollar-for-dollar basis in accordance with the Plan of Arrangement (the adjustment set forth in either (i) or (ii) being the ("Closing Date Adjustment").

2.9    Statement Dispute.

If the Shareholder Representative objects to the draft Milestone Statement or the draft Closing Statement (each a “Statement”) prepared pursuant to Section 2.7.2 or 2.8.2, respectively, the Shareholder Representative will give notice to the Purchaser no later than 30 days after delivery of the draft Statement. Any notice given by the Shareholder Representative will set out in detail the particulars of such objection. The Parties will then use reasonable efforts to resolve such objection for a period of 30 days following the giving of such notice. If the matter is not resolved by the end of such 30-day period, then the dispute with respect to such objection will be submitted by the Parties to an accounting partner associated with an accounting firm of recognized national standing in Canada, which is independent of the Parties (the “Independent Accountant”). If the Parties are unable to agree on the Independent Accountant within a further 15-day period, either Party may apply to have a court appoint the Independent Accountant. The Independent Accountant will, as promptly as practicable (but in any event within 60 days following its appointment), make a determination of the contested Statement, based solely on written submissions of the Parties given by them to the Independent Accountant. The submissions of each Party will be disclosed to the other Party and each other Party will be afforded a reasonable opportunity to respond thereto. The decision of the Independent Accountant as to any Statement will be final and binding upon the Parties. The Parties will each pay one-half of the fees and expenses of the Independent Accountant with respect to the resolution of the dispute.
ARTICLE 3
CLOSING

3.1    Closing.

The Closing will take place at 10:00 A.M. (Eastern Time) on the Closing Date remotely via the electronic exchange of documents and signatures (provided that originally executed documents will be exchanged for any documents in respect of which originals are required for registration thereof), or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Shareholder Representative and the Purchaser.
3.2    Closing Deliveries of the Company.

At the Closing, the Company will deliver or cause to be delivered to the Purchaser all of the following (unless waived by the Purchaser in writing):
3.2.1    the Consideration Certificate;

3.2.2    the Disclosure Schedule;

3.2.3    a good standing or equivalent certificate dated the Closing Date for each of the Company and the Company Subsidiaries;

3.2.4    an officer certificate dated the Closing Date as to (i) the Organizational Documents for each of the for each of the Company and the Company Subsidiaries; (ii) the corporate proceedings approving the Contemplated Transactions; and (iii) an incumbency certificate with respect to the Company;

3.2.5    an officer certificate dated the Closing Date as to (i) the performance of the covenants of the Company to be performed prior to the Closing, subject to the materiality qualifiers set forth in Section 10.3.2, and (ii) the correctness of the representations and warranties of the Company herein, subject to the materiality qualifiers set forth in Section 10.3.1;

3.2.6    all consents, waivers or approvals required to be obtained by the Company or any Company Subsidiaries set out on Annex 4 with respect to the completion of the Contemplated Transactions;

3.2.7    payoff letters from each of the holders of Company Indebtedness (“Payoff Payees”) identified in Annex 10 (each such payoff letter obtained prior to the Closing, a "Payoff Letter"), which Payoff Letters will contain a confirmation of release of any Encumbrances upon the payment by the Purchaser of the amount set out in such Payoff Letter;

3.2.8    (i) the Shareholder Releases, (ii) the Non-Solicitation Agreements, and (iii) the IP Assignment Agreements, countersigned to those delivered by the Purchaser in Section 3.3.1.3;

3.2.9    a resignation and release of each director or officer of each of the Company and the Company Subsidiaries; and

3.2.10    all such other assurances, consents, agreements, documents and instruments, including, as may be contemplated by this Agreement or as reasonably required by the Purchaser to complete the Contemplated Transactions, all of which will be in form and substance satisfactory to the Purchaser, acting reasonably.

3.3    Closing Deliveries of Purchaser.

3.3.1    At the Closing, the Purchaser will deliver or cause to be delivered to the Shareholder Representative all of the following (unless waived by the Shareholder Representative in writing):

3.3.1.1    a good standing or equivalent certificate dated the Closing Date for the Purchaser;

3.3.1.2    an officer certificate dated the Closing Date as to the corporate proceedings of the Purchaser approving the Contemplated Transactions;

3.3.1.3    an officer certificate dated the Closing Date as to (i) the performance of the covenants of the Purchaser to be performed prior to the Closing, subject to the materiality qualifiers set forth in Section 10.2.2, and (ii) the correctness of the representations and warranties of the Purchaser herein given, subject to the materiality qualifiers set forth in Section 10.2.1;

3.3.1.4    (i) the Shareholder Releases, (ii) the Non-Solicitation Agreements, and (iii) the IP Assignment Agreements, countersigned by the relevant Shareholders to those delivered by the Purchaser in Section 3.2.8;

3.3.1.5    confirmation that Tilray is in good standing as a “reporting issuer” under the securities laws of each of the provinces of Canada other than Quebec;

3.3.1.6    confirmation that Tilray has timely filed or furnished all reports required by the Securities Exchange Act to be filed or furnished with the U.S. SEC; and

3.3.1.7     a copy of a treasury order or direction by Tilray to its transfer agent which shall provide that the transfer agent shall issue any Tilray Shares free of any restrictive legends and with no stop order regarding those shares on its book; and

3.3.1.8    all such other assurances, consents, agreements, documents and instruments, including, as may be contemplated by this Agreement or as reasonably required by the Purchaser to complete the Contemplated Transactions;

all of which will be in form and substance satisfactory to the Shareholder Representative, acting reasonably.
3.3.2    On each of the Deferred Date and the Milestone Payment Date, the Purchaser will deliver or cause to be delivered to the Shareholder Representative all of the following (unless waived by the Shareholder Representative in writing):

3.3.2.1    confirmation that Tilray is in good standing as a “reporting issuer” under the securities laws of each of the provinces of Canada other than Quebec;

3.3.2.2    confirmation that Tilray has timely filed or furnished all reports required by the Securities Exchange Act to be filed or furnished with the U.S. SEC; and

3.3.2.3    a copy of a treasury order or direction by Tilray to its transfer agent which shall provide that the transfer agent shall issue any Tilray Shares free of any restrictive legends and with no stop order regarding those shares on its book;

all of which will be in form and substance satisfactory to the Shareholder Representative, acting reasonably.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER
As an inducement to the Purchaser to enter into this Agreement and to complete the Contemplated Transactions, each Shareholder, severally and not jointly, represents and warrants to the Purchaser, as of the date such Shareholder is bound by this Agreement and as of the Closing Date, as follows:
4.1    Authority.

The Shareholder has the power, authority and right to enter into this Agreement, to perform its obligations hereunder and thereunder and to complete the Contemplated Transactions, including to transfer the legal and beneficial title and ownership of the Company Shares to the Purchaser free and clear of all Liens and any other rights of others.
4.2    Enforceability.

This Agreement constitutes, the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Limitations.
4.3    Ownership.

The Shareholder is the registered and beneficial holder of the Company Shares as set out in Annex 1 free and clear of all Liens (other than transfer restrictions contained in the articles of the Company) and any other rights of any other Person. There are no restrictions of any kind on the transfer of such Company Shares except those set out in the articles of the Company. There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Shareholder to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shareholder’s Company Shares other than pursuant to the provisions of this Agreement or the articles of the Company.
4.4     No Claims; No Conflicts.

There are no Actions pending or threatened against or adversely affecting, or which could adversely affect, the Shareholder any of the Shareholder's assets or before or by any Governmental Authority, in each case, that relate in any way to this Agreement or any of the Contemplated Transactions. Neither the entering into of this Agreement nor the completion of the transactions contemplated hereby by the Shareholder will result in the violation of (i) any of the provisions of the Organizational Documents of the Shareholder; (ii) any Contract to which the Shareholder is a party or by which the Shareholder is bound, or (iii) any Applicable Laws in respect of which the Shareholder must comply.
4.5    Residency.

The Shareholder is not a non-resident of Canada for purposes of the Tax Act unless such Shareholder specifically identified as non-resident in Annex 5.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Purchaser to enter into this Agreement and to complete the Contemplated Transactions, the Company represents and warrants to the Purchaser as follows (it being understood that, for purposes of the representations and warranties of the Company contained in this Agreement, the use of the defined term “Company” will, where applicable (and even if not explicitly stated in such representation or warranty), be read and interpreted as including reference to each subsidiary of the Company):
5.1    Organization and Authorization.

The Company and each subsidiary thereof: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on the Business as currently conducted; and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction set out in Section 5.1 of the Disclosure Schedule, which are the only jurisdictions in which the nature of the Business or the property or assets owned or leased or used by the Company and its subsidiaries makes such qualification or licensing is necessary under Applicable Laws. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations thereunder and to complete the Contemplated Transactions. The consummation by the Company of the Contemplated Transactions applicable to it have been duly authorized by the Company’s board of directors, and except as contemplated herein no other corporate proceedings on the part of the Company are necessary to authorize the Contemplated Transactions. This Agreement has been, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties thereto) will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Limitations.

5.2    Organizational Documents and Corporate Records.

(i) The Company has previously delivered or made available to the Purchaser true and complete copies of the Organizational Documents of the Company and each of its subsidiaries. (ii) Neither the Company nor any subsidiary thereof is in default under or violation of any provision of its Organizational Documents and no action has been taken to amend or supersede such documents. (iii) The Company has previously delivered or made available to the Purchaser true and complete copies of the central securities registers of the Company and the equivalent of each of its subsidiaries (iv) The Company has previously delivered or made available to the Purchaser true and complete copies of the minute books of the Company and each of its subsidiaries. The minute books for the Company and its subsidiaries contain minutes of all meetings and resolutions of the directors and shareholders held. (v) The minute books of the Company and its subsidiaries (the “Books and Records”) are (a) true and complete in all material respects and have been maintained in accordance with sound business practices and Applicable Laws and with the accounting principles generally accepted in Canada, on a basis consistent with prior years,(b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries and (c) accurately and fairly reflect the basis for the Audited Financial Statements.
5.3    No Conflicts; Required Consents.

5.3.1    Except as disclosed in Disclosure Schedule 5.3.1, the execution and delivery by the Company of this Agreement and the performance by the Company of its covenants hereunder and the completion of the Contemplated Transactions will not: (i) conflict with or violate any provision of the Company’s or its subsidiaries’ Organizational Documents; or (ii) assuming that all consents, approvals, authorizations, filings, notifications and other actions referred to in Section 5.3.1 of the Disclosure Schedule are obtained, given or taken, (A) conflict with or violate any Applicable Laws binding upon or applicable to the Company or any of its subsidiaries, assets or properties; or (B) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination, cancellation, first refusal, first offer or a loss of rights under, or result in the creation or imposition of any Lien upon the Company Shares or any assets or properties of the Company under, or trigger any change in control or influence provisions or any restriction or limitation under any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, authorization, License or permit to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, material assets or properties is bound.

5.3.2    Except as set out in Section 5.3.2 of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or under any Contract or Lease is required to be obtained, made or given by the Company as a result of the execution, delivery and performance of this Agreement or the completion of the Contemplated Transactions.

5.4    Capitalization.

5.4.1    The authorized share capital of the Company is set forth on Part A of Section 5.4.1 of the Disclosure Schedule. Part B of Section 5.4.1 of the Disclosure Schedule sets forth a true and complete list of each holder of Company Shares and Company Options and the number of Company Shares and Company Options owned by each such holder.

5.4.2    All Company Shares and all outstanding shares of capital stock, voting securities or other ownership interests, securities or interests in Company and each of its subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable (as applicable), were not issued in violation of any Applicable Laws, and are not subject to and were not issued in violation of any pre-emptive rights, rights of first refusal or rights of first offer.

5.4.3    Except for Company Shares and Company Options set out on Part B of Section 5.4.1 of the Disclosure Schedule, there are no outstanding: (i) shares or other voting securities of the Company or any subsidiary thereof; (ii) securities of the Company or any subsidiary thereof convertible into or exercisable or exchangeable for shares or other voting securities of the Company or the applicable subsidiary; (iii) subscriptions, warrants, conversion privileges, calls, shareholder rights plans, agreements, arrangements, commitments, obligations or options or other rights to acquire from the Company or any subsidiary thereof, or other obligation of the Company or the applicable subsidiary to issue or deliver, any shares, other voting securities, or securities convertible into, exercisable or exchangeable for or otherwise carrying the right or obligation to acquire shares or other voting securities, of the Company or the applicable subsidiary; (iv) bonds, debentures, notes or other indebtedness of the Company or any subsidiary thereof having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholders of the Company or the applicable subsidiary; or (v) stock appreciation, “phantom” stock or other equity equivalent rights, agreements, arrangements or commitments with respect to the Company or any subsidiary thereof and no Person is entitled to any pre-emptive or other similar right granted by the Company or any of its subsidiaries.

5.4.4    Except as set out in Section 5.4 of the Disclosure Schedule: (i) there are no outstanding obligations of the Company or any subsidiary thereof to repurchase, redeem or otherwise acquire any Company Securities; (ii) there are no agreements to register any Company Securities or sales or re-sales thereof under any applicable securities laws; and (iii) there are no shareholder, pooling or voting agreements or trusts or other similar arrangements or agreements to which the Company or any subsidiary thereof or any holder of Company Securities is a party or otherwise bound in respect of any Company Securities. No subsidiary of the Company owns any Company Securities.

5.4.5    All Company Shares that may be issued pursuant to the exercise of outstanding Company Convertible Securities prior to the Effective Time will, when issued in accordance with the terms of the Company Convertible Securities as applicable, be duly authorized, validly issued, fully-paid and non-assessable and are and will not be subject to, or issued in violation of, any pre-emptive rights.

5.4.6    No order ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued and is outstanding against the Company or its directors, officers.

5.5    Subsidiaries and Investments.

Except for the 113,800,000 common shares of Fresh Hemp Foods Ltd. (“Fresh Hemp Foods”), which is a wholly-owned subsidiary of the Company existing under the laws of the Province of British Columbia, 100% of the membership interests of Manitoba Harvest USA, LLC (“Manitoba Harvest”), which is a wholly-owned subsidiary of Fresh Hemp Foods Limited existing under the laws of the State of Delaware, and the one share of Manitoba Harvest Japan K.K. (“MH Japan”, and collectively with Fresh Hemp Foods and Manitoba Harvest, the “Company Subsidiaries”), which is a wholly-owned subsidiary of Fresh Hemp Foods, the Company does not directly or indirectly own, of record or beneficially, any securities or other equity interests in, or have any investment in or control, any Person. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary. All of the outstanding shares in the capital of Fresh Hemp Foods owned by the Company and all of the outstanding membership interests in the capital of Manitoba Harvest and the outstanding shares in the capital of MH Japan, in each case owned by Fresh Hemp Foods, are: (a) validly issued and fully-paid and all such shares or interests are owned free and clear of all Liens; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares or interest. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third party the right to acquire any shares or other ownership interests in the Company Subsidiaries.
5.6    Financial Statements.

5.6.1    The Financial Statements have been prepared in accordance with GAAP (subject to usual year-end adjustments in the case of the Interim Financial Statements) and present fully, fairly and accurately in all material respects:

5.6.1.1    the assets, liabilities and financial condition of the Company; and

5.6.1.2    the revenues, earnings and results of operations of the Company, in each case as of the date and throughout the period indicated. True, correct and complete copies of the Audited Financial Statements and the Interim Financial Statements are disclosed in Section 5.6 of the Disclosure Schedule.

5.6.2    Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet arrangement or any similar contract (including any contract relating to any transaction or relationship between or among the Company or any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose of limited purpose entity or person, on the other hand).

5.6.3    Since December 31, 2017, neither the Company nor any of its subsidiaries nor any director, officer, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries, including any complaint, allegation, assertion, or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices.

5.6.4    There is no fraud that involves any officer or senior employee or, to the Knowledge of the Company, any consultant of the Company or its subsidiaries who have a significant role in accounting and or auditing matters. The Company has made available in the Data Room to the Purchaser prior to the date of this Agreement (i) a summary of any disclosure made by management to the Company’s auditors or the Company’s board of directors (or any committee thereof) regarding any instance of fraud, whether or not material, that involves any officer or senior employee or consultant of the Company or its subsidiaries who have a significant role in the Company’s accounting or auditing matters and (ii) any material written communication since January 1, 2017 made by management or the Company’s auditors to the Company’s board of directors (or any committee thereof).

5.7    Non-Arm’s Length Transactions.

Except as disclosed in Section 5.7 of the Disclosure Schedule:
5.7.1    no Interested Person owes any Indebtedness to the Company or any of its subsidiaries or is owed any Indebtedness by the Company or any of its subsidiaries;

5.7.2    neither the Company nor any of its subsidiaries is a party to any Contract with, and there are no current commitments, agreements, arrangements or other transactions involving the Company or any of its subsidiaries and, any Interested Person other than Contracts of employment;

5.7.3    no Interested Person owns, directly or indirectly, in whole or in part, any property that the Company or any of its subsidiaries uses in the operation of the Business;

5.7.4    no Interested Person has any cause of action or other claim against the Company or any of its subsidiaries in connection with the Business, other than for accrued expense reimbursements, vacation pay and benefits under the Employee Benefit Plans; and

5.7.5    since December 31, 2017 no payment has been made to any Interested Person, other than in the Ordinary Course of Business.

5.8    No Undisclosed Liabilities.

Except as set out in Section 5.8 of the Disclosure Schedule, neither the Company nor any subsidiary has any (i) Liabilities of the nature required by GAAP to be disclosed in the Financial Statements, (ii) Off Balance Sheet Liabilities, or (iii) Liabilities incurred outside the Ordinary Course of Business, nor is the Company or any of its subsidiaries party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar contract with respect to such the Liabilities of any other person, other than Liabilities: (i) disclosed in the Financial Statements; or (ii) and amount to those disclosed in the Financial Statements that have been incurred since December 31, 2018 in the Ordinary Course of Business and not in violation of this Agreement, and that are not, individually or in the aggregate, material to the Business.

5.9    Indebtedness.
Except for the Indebtedness described in Section 5.9 of the Disclosure Schedule, neither the Company nor any subsidiary thereof has any Indebtedness. Except as set out in Schedule 5.16, there are no Liens on any Company Securities or on the assets or properties of the Company or any subsidiary thereof.
5.10    Absence of Certain Changes.

Except as set out in Section 5.10 of the Disclosure Schedule, since December 31, 2017:
5.10.1    the Company and its subsidiaries have conducted the Business only in the Ordinary Course of Business;

5.10.2    no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Company Material Adverse Effect has been incurred;

5.10.3    there has not been any event, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

5.10.4    there has not been any change in the accounting policies, principles, methods, practices or procedures used by the Company and its subsidiaries;

5.10.5    there has not been any change in the remuneration or compensation paid to the directors of the Company;

5.10.6    there has not been any redemption, repurchase or other acquisition of Company Shares by the Company, or any declaration setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Company Shares;

5.10.7    there has not been any entering into, or an amendment of, any Material Contract other than in the Ordinary Course of Business;

5.10.8    there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in the Audited Financial Statements, other than the settlement of claims or Liabilities in the Ordinary Course of Business; and

5.10.9    there has not been any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the assets or properties of the Company or any subsidiary thereof.

There has not been any increase in the salary, bonus or other remuneration payable to any officers or executives of the Company or any of the Company’s subsidiaries since January 1, 2019.
5.11    Material Contracts.

5.11.1    Except as set out in Section 5.11 of the Disclosure Schedule, neither the Company nor any subsidiary thereof is a party to or otherwise bound by any of the following Contracts (collectively, the “Material Contracts”):

5.11.1.1        any lease or sublease of real property;

5.11.1.2        any channel partner, reseller, reseller, distributor, sales agent or sales representative Contract;

5.11.1.3        any Contract providing for annual payments by or to the Company or any subsidiary thereof of $100,000, including any such lease of material personal property;

5.11.1.4        any Contract that is not terminable on not more than 60 days’ notice and without the payment of any penalty by, or any other material consequence to, the Company or any subsidiary thereof;

5.11.1.5        any Contract involving any partnership, joint venture, strategic alliance or other similar arrangement;

5.11.1.6        any Contract entered into outside the Ordinary Course of Business involving the acquisition or disposition of assets or properties of the Company or any subsidiary thereof (whether by merger, sale of equity, sale of assets or otherwise), including any Contract under which the Company or any subsidiary thereof is, or may become, obligated to pay any amount in respect of an “earn-out” or other form of deferred purchase price payment;

5.11.1.7        any Contract evidencing or guaranteeing Indebtedness or evidencing or granting a Lien on the Company Shares or any assets or properties of the Company or any subsidiary thereof;

5.11.1.8        any Contract relating to the employment of any Business Employee or independent contractor engaged by the Company or any subsidiary thereof, including any deferred compensation agreements, severance or termination agreements, non-solicitation or non-competition agreements and any change of control, transaction bonus or retention agreements, involving annual payments by the Company in excess of $100,000;

5.11.1.9        any license, sublicense or royalty agreement relating to any Intellectual Property, other than standard license agreements relating to any “shrink wrap”, “click wrap” or “off the shelf” software not specially developed by or for the Company or any subsidiary thereof;

5.11.1.10    any Contract that limits or purports to limit the ability of the Company or any subsidiary thereof (or would limit the ability of the Company, any subsidiary thereof or the Purchaser after Closing) to compete in any line of business or with any Person or to operate in any geographic area or during any period of time;

5.11.1.11    any Contract amending, altering, supplementing, or otherwise changing the terms of any Material Contract disclosed in Section 5.11 of the Disclosure Schedule; or

5.11.1.12    any other Contract the absence of which would have a Company Material Adverse Effect.

5.11.2    Each Material Contract (i) is a legal, valid and binding obligation of the Company or the applicable subsidiary thereof and the other parties thereto; (ii) is in full force and effect in accordance with its terms; and (iii) immediately upon the later of (A) the completion of the Contemplated Transactions, or (B) confirmed receipt by the counterparty or counterparties to such Material Contract of any notice of the completion of the Contemplated Transactions required by the terms of such Material Contract to be delivered by the Company or the applicable subsidiary thereof, will continue in full force and effect without penalty or other adverse consequence, subject to obtaining the consents and approvals referred to in Section 5.3 of the Disclosure Schedule. Neither the Company nor its subsidiaries, nor any other party to a Material Contract, has received any written notice of, or is in, any material breach of or material default under any Material Contract. The Company has previously delivered or made available to the Purchaser a true and complete copy of each Material Contract, including in each case all amendments or supplements thereto.

5.11.3    Neither the Company nor any of its subsidiaries is a party to, and has not made an offer to any Person to be bound by or committed to, any Contract obligating the Company or any of its subsidiaries to offer or accept preferred pricing, or offer or provide deliverables, which are generally not offered by the Company or any of its subsidiaries in the Ordinary Course of Business.

5.11.4    All costs, expenses, liabilities, rentals, royalties, overriding royalty interests, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to or on account of the Company or any of its subsidiaries under the terms of the Material Contracts have been duly and properly paid, duly and properly performed or provided for in a timely manner prior to the date hereof.

5.12    Legal Proceedings.
Except for as described in Section 5.12 of the Disclosure Schedule there is no Action pending or threatened against or relating to the Company or any subsidiary, or affecting any of their respective properties or assets, before any Governmental Authority that would have, or reasonably could be expected to have: (i) individually or in the aggregate, if determined or resolved adversely to the Company or any subsidiary thereof, a Company Material Adverse Effect; or (ii) the effect of preventing or materially delaying the Contemplated Transactions, nor are there any events or circumstances which could reasonably be expected to give rise to any such claim, action proceeding or investigations. Neither the Company nor any of its subsidiaries is subject to or otherwise bound by any Applicable Law, order, writ, injunction or decree that prohibits or limits in any material respect the conduct of the Business as presently conducted or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.
5.13    Compliance with Laws.

5.13.1    The Company and its subsidiaries have conducted since incorporation, and currently conduct, the Business, including their production calculation, manufacturing, labelling and other business activities, in compliance with all Applicable Laws and the Required Licenses (as defined below), including the regulations promulgated by Health Canada from time to time. None of the Company, nor any of its subsidiaries has received any notice, correspondence or warning of any alleged violation, offence or breach of and, neither the Company nor any of its subsidiaries is under investigation or subject to any action or complaint with respect to and has not been threatened to be charged with or notified of any alleged violation, offence or breach of any Applicable Laws, including the ACMPR, all of its licenses and permits issued by Health Canada or any other Governmental Authority, any Applicable Laws relating in whole or in part to Personal Information, employment practices, labour (including any pay equity and wages, termination and severance, and unfair labour practice), health and safety and/or Environmental Laws and/or the Food and Drugs Act (Canada) or the Act.

5.13.2    The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the money laundering statutes of all other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued administered or enforced by any applicable Governmental Authority (collectively, “Money Laundering Laws”), and no action, suit or proceeding by or before any regulatory authority involving the Company and its subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

5.13.3    None of the Company, any of its subsidiaries nor any of its or their respective directors, executives, officers, employees, or to the Knowledge of the Company, representatives or agents: (i) have used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) have failed to disclose fully any contribution in violation of any Applicable Law; (iii) have used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iv) have violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any other applicable Law of similar effect; (v) have established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (vi) have made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

5.13.4    Neither the Company nor any of its Affiliates, nor any director, officer, employees, or to the Knowledge of the Company, agent or other Person acting on behalf of the Company or any of its subsidiaries is currently the subject or target of any United States sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company has not lent, contributed or otherwise made available, directly or indirectly, any funds to any subsidiaries, joint venture partner or other Person or entity for the purpose of financing the activities of any Person which is currently subject to any United States Sanctions administered by OFAC.

5.13.5    Neither the Company nor any of its subsidiaries:

5.13.5.1    has any direct or indirect ownership of, or any interest of any kind in, any Foreign Subject Entity;

5.13.5.2     has any commercial arrangements or, direct or indirect, commercial interests in any Foreign Subject Entity that is similar in substance to ownership of, or an investment in, a Foreign Subject Entity;

5.13.5.3    provides services or products that are specifically designed for, or targeted at, a Foreign Subject Entity; or

5.13.5.4    has any commercial interests or arrangements, whether direct or indirect, with any Persons engaging in the business activities described in Section 5.13.5.2 or Section 5.13.5.3.

5.13.6    Except as disclosed on Section 5.13.6 of the Disclosure Letter, neither the Company nor any of its subsidiaries has cultivated, produced, processed, imported or distributed, or has any current intention to cultivate, produce, process, import or distribute, any cannabis or cannabinoid product or has otherwise engaged, in any direct or indirect dealings or transactions in or to the United States of America, its territories and possessions, any state of the United States and the District of Columbia or any other federal, provincial, state, municipal, local or foreign jurisdiction where such activity is illegal. Neither the Company nor any of its subsidiaries has operated in or exported any cannabis or cannabinoid product to any jurisdiction outside of Canada where such activity is illegal. The Company and its subsidiaries have instituted and maintained policies and procedures reasonably designed to ensure that the Company and its subsidiaries do not carry on any activities in, or distribute any products to, any jurisdiction where such activities or products are not fully in compliance with all applicable federal, state or provincial laws.

5.13.7    Neither the Company nor any of its subsidiaries has engaged in (i) any direct or indirect dealings or transactions in violation of U.S. federal or state criminal laws, including, without limitation, the U.S. Controlled Substances Act, the U.S. Racketeering Influenced and Corrupt Practices Act or the U.S. Travel Act, or (ii) any “aiding and abetting” in any violation of U.S. federal or state criminal laws. No action, suit or proceeding by or before any U.S. court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to U.S. federal or state criminal laws is pending or threatened.

5.14    Licenses.

5.14.1    Except as set out in Section 5.14 of the Disclosure Schedule, the Company and each subsidiary thereof holds or possesses, and each is in compliance with, all Licenses required for the ownership, operation, development, maintenance or use of the material assets of the Company or its subsidiaries or otherwise in connection with the Business as currently conducted, including under the ACMPR (the “Required Licenses”). Section 5.14 of the Disclosure Schedule sets forth a complete and accurate description of each of the Required Licenses, together with the name of the Governmental Authority issuing such Required License and the date, capacity expiry date and production/distribution authorizations and limitations of the Required License. Except as set out in Section 5.14 of the Disclosure Schedule: (a) each Required License is valid and in full force and effect; (b) neither the Company nor any of its subsidiaries has received any written notice of, or is in, any violation of or default under any Required License; (c) no Required License will terminate or become terminable or impaired solely as a result of the Contemplated Transactions; and (d) no Actions are pending or threatened that would result in the termination, revocation, cancellation, non-renewal, suspension or adverse modification of any Required License, and neither the Company nor any of its subsidiaries has been provided notice of any of the foregoing.

5.15    Health Canada

All written correspondence or written notice received from Health Canada in relation to the Required Licenses have been made available to the Purchaser.
5.16    Title to and Sufficiency of Assets.

5.16.1    Except as set out in Section 5.16 of the Disclosure Schedule, the Company and its subsidiaries have, and at the Closing will have, good, valid and marketable legal and beneficial title to, or in the case of leased assets and properties a valid leasehold interest in, all of the assets and properties owned or leased by the Company and the applicable subsidiaries thereof, in each case free and clear of any and all Liens (other than those Liens set out in Section 5.18 of the Disclosure Schedule). There is no Contract, option or other right or privilege outstanding granting any Person any option to purchase the Business, assets or properties of the Company or its subsidiaries or any portion thereof.

5.16.2    The assets and properties of the Company and its subsidiaries constitute all of the assets and properties required for the conduct of the Business in the manner and to the extent now conducted and are sufficient to permit the continued operation of the Business in substantially the same manner as conducted as of the date hereof.

5.17    Leases and Leased Property

5.17.1    Section 5.17 of the Disclosure Schedule provides a complete and accurate list of all of the Leases. True and complete copies of all of the Leases, including any amendments to those Leases, have been made available to the Purchaser for inspection.

5.17.2    The Leases are valid and subsisting in full force and effect and in good standing with no amendments except as disclosed in Section 5.17 of the Disclosure Schedule, and the Company or a subsidiary, as the case may be, is entitled to the full benefit and advantage of each Leases in accordance with its terms. Except as disclosed in Section 5.17 of the Disclosure Schedule, there are no current or pending negotiations with respect to the renewal, surrender, repudiation or amendment of any of the Leases listed in Section 5.17 of the Disclosure Schedule.

5.17.3    All payments required to be made by the Company or its subsidiaries under the Leases have been paid, there are no outstanding defaults or violations under any of those Leases on the part of the Company or its subsidiaries or, to the Knowledge of the Company, on the part of any other party to any of those Leases, there are no disputes between the Company and any other party to any of those Leases, and the Company has not sublet, assigned, licensed or otherwise conveyed any rights in the Leases or the Leased Property to any other Person.

5.18    Owned Real Property

5.18.1    Section 5.18 of the Disclosure Schedule provides a complete and accurate list of all of the Owned Real Property and sets out the municipal address and proper current description for each separate parcel of Owned Real Property.

5.18.2    Except as set out in Section 5.18 of the Disclosure Schedule, the Company is the sole legal and beneficial owner of all right, title and interest in and to the Owned Real Property with good and marketable title thereto in fee simple and free of all Liens.

5.18.3    No other Person other than the Company has any interest in the Owned Real Property and there are no options, back-in-rights, earn-in-rights, rights of first refusal or other similar provisions, rights, or other Contracts to sell, transfer or dispose of the Owned Real Property or any interest therein or which would affect the Company’s interest in the Owned Real Property or restrict the ability of the Company to transfer the Owned Real Property or any interest therein, and no Person has any right to occupy or use the Owned Real Property or any part thereof other than the Company.

5.18.4    There is no adverse claim against or challenge to the title to or ownership of the Owned Real Property, and the Company has the exclusive right to deal with the Owned Real Property.

5.18.5    There are no material restrictions on the ability of the Company to use, transfer or exploit the Owned Real Property, except pursuant to Applicable Law.

5.18.6    The Company has not received any notice, whether written or oral, from any Governmental Authority of any revocation or intention to revoke any interest of the Company in any of the Owned Real Property.

5.19    Real Property Generally

5.19.1    The Company does not own or have any interest in, nor is the Company a party to or bound by or subject to any option or other Contract respecting, any real or immoveable property other than the Owned Real Property and the Leased Property.

5.19.2    Except as disclosed in Section 5.19 of the Disclosure Schedule, all of the plant, buildings, structures, erections, improvements, appurtenances and fixtures (in this Section 5.19, “buildings and structures”) situated on or forming part of the Owned Real Property or the Leased Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Company has adequate rights of ingress and egress to and from all of the buildings and structures for the operation of the Business in the Ordinary Course of Business.

5.19.3    Except as disclosed in Section 5.19 of the Disclosure Schedule, none of the buildings and structures situated on or forming part of the Owned Real Property or, to the Knowledge of the Company, the Leased Property, or the operation or maintenance thereof, violates any restrictive covenant or any Applicable Laws or encroaches on any real property owned by others.

5.19.4    Except as disclosed in Section 5.19 of the Disclosure Schedule, the Owned Real Property and, to the Knowledge of the Company, the Leased Property, and the current uses thereof by the Company comply in all respects with Applicable Laws. The Owned Real Property and, to the Knowledge of the Company, Leased Property are in good standing under Applicable Laws and all filings with Governmental Authorities in respect thereof have been filed, all material work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

5.19.5    Except as disclosed in Section 5.19 of the Disclosure Schedule, no alterations, repairs, improvements or other work have been ordered, directed or requested in writing under any Applicable Laws by any Person with respect to the Owned Real Property or, to the Knowledge of the Company, the Leased Property or the buildings and structures or with respect to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works, which alteration, repair, improvement or other work has not been completed.

5.19.6    All accounts for material, work and services with respect to the Owned Real Property and, to the Knowledge of the Company, the Leased Property (except for current accounts the payment dates of which have not yet passed) have been fully paid and satisfied and no Person is entitled to claim a Lien against the Owned Real Property or the Leased Property.

5.19.7    There is nothing owing by the Company in respect of the supply to or the use by it of water, gas, electrical power or energy, steam or hot water, or other utilities (except for current accounts the payment dates of which have not yet passed).

5.19.8    No part of the Owned Real Property or the Leased Property has been taken or expropriated by any Governmental Authority, nor has any legal proceeding or notice in respect of any such expropriation been commenced, given, to the Knowledge of the Company, or threatened.

5.20    Personal Property.

All material tangible personal property used or held for use in the operation or conduct of the Business as currently conducted has been reasonably maintained in accordance with good business practice, is in good operating condition (with the exception of normal wear and tear) and is substantially suitable for its present uses. No personal property owned by the Company or a subsidiary is in the possession of a third party and neither the Company nor its subsidiaries has assets on consignment.
5.21    Intellectual Property.

5.21.1    Section 5.21.1 of the Disclosure Schedule is a complete and accurate list of all (i) Registered IP; (ii) Owned IP that is material to the Business not listed in clause (i); (iii) Licensed IP other commercially available software products under standard end-user licence agreements; (iv) domain names registered by the Company or its subsidiaries in connection with the Business (the “Domain Names”); and (v) all social media accounts of the Company and its subsidiaries used in connection with the Business (the “Social Media Identities”) (e.g. Facebook, Twitter, Instagram, Pinterest, YouTube).

5.21.2    Except as disclosed in Schedule 5.21.2 of the Disclosure Schedule, (i) the Company or its applicable subsidiary owns exclusively all right, title and interest in and to the Owned IP, free of any Liens; (ii) has not licensed, and is not required to license any of the Company IP (including as a result of the Contemplated Transaction) to any Person (other than non-exclusive licences granted in the Ordinary Course of Business) on forms that have been provided to the Purchaser; and (iii) the Company has not granted any exclusive licences in respect of any Owned IP.

5.21.3    The Owned IP is valid and enforceable, and the rights of the Company or its applicable subsidiary in the Owned IP are fully assignable, transferable and licensable by the Company or its applicable subsidiary without consent, restriction or payment of any kind. The completion of the Contemplated Transactions will not grant or assign to any Person any right, title, interest or benefit in or to, or the creation of any Lien, on any Owned IP.

5.21.4    The registrations for the Registered IP are valid, and in good standing and have been duly maintained by the Company or its applicable subsidiary. The Registered IP has not been used or enforced, or failed to be used or enforced, in a manner that would result in the non-renewal, modification, abandonment, cancellation or unenforceability of any Registered IP. All Registered IP is registered in the name of the Company or its applicable subsidiary. The registrations for the Social Media Identities and Domain Names were made and have been maintained in accordance with the terms of the applicable service provider.

5.21.5    The Company and each of its subsidiary has maintained the confidentiality of any Owned IP, the value of which to the Company or its applicable subsidiary is contingent on maintaining the confidentiality of such Intellectual Property, including by entering into confidentiality and non-disclosure agreements with all Persons granted access to such Owned IP.

5.21.6    No Person who has contributed to, or participated in, the creation or development of Intellectual Property for the Company or any of its subsidiaries has asserted or, to the Knowledge of the Company, threatened any Actions against the Company in connection with such Person’s involvement in the creation or development of such Intellectual Property and, to the Knowledge of the Company, no such Person has a reasonable basis for any such claim.

5.21.7    The use of the Owned IP, the conduct of the Business, and the provision, use, sale and importation of the Company’s products and services does not and has not infringed, misappropriated or violated the Intellectual Property of any Persons, and to the Knowledge of the Company, no Person is infringing, misappropriating or violating any of the Owned IP.

5.21.8    Neither the Company nor any of its subsidiaries has received any communication alleging that the Company has violated, interfered with, infringed or misappropriated or, by conducting its Business as currently conducted and as proposed to be conducted by the Company or any of its subsidiaries, would violate, interfere with, infringe or misappropriate any of the Intellectual Property or Technology of any Person (including any invitation to license or any claim the Company or any of its subsidiaries must license or refrain from using any such Intellectual Property or Technology).

5.21.9    There is not and has not been, any (i) complaint, claim, notice, arbitration, investigation, lawsuit or other legal action from or filed by any Person challenging the use, ownership, validity, enforceability or registrability of any Registered IP, Owned IP or any of the Company’s rights or any of its subsidiaries’ rights under the Licensed IP; or (ii) prohibition or restriction by any Governmental Authority on the use of the Owned IP, in the export from or the import to, any country of products embodying the Owned IP or protected by the Owned IP.

5.21.10    The Company IP (including the Domain Names and Social Media Identities) constitutes all of the Intellectual Property used and otherwise exploited by the Company or any of its subsidiaries in the Business, and is sufficient for the conduct of the Business as currently conducted or as proposed to be conducted.

5.21.1    Neither the Company nor any of its subsidiaries has taken or failed to take any action that would operate in such a way that would give rise to a licence or defense (in law or equity) to any Person that would restrict or preclude a claim by the Company that such Person has violated, interfered with, infringed or misappropriated any Intellectual Property or Technology. No funding, facilities or resources of any governmental, educational, municipal, provincial, state, federal or international organization was used in the creation or development of the Owned IP.

5.22    Privacy.

The Company and its subsidiaries (a) have operated the Business in compliance with all Applicable Laws relating to Personal Information, including medical records and medical information privacy, that regulate or limit the collection, maintenance, use disclosure, processing or transmission of medical records, patient information or other Personal Information made available to or collected by the Company or its subsidiaries in connection with the operation of the Business (the “Healthcare Data Requirements”) and (b) have taken all reasonable steps to implement all confidentiality, security and other protective measures required by the Healthcare Data Requirements. Without limiting the foregoing, the Company and its subsidiaries are and have at all times been in material compliance with the privacy and security requirements of the Personal Information Protection and Electronic Documents Act (Canada) and other applicable privacy laws of any jurisdiction (collectively, “Privacy Laws”). Neither the Company nor any of its subsidiaries has experienced any breach, misappropriation or unauthorized collection, use or disclosure of any Personal Information and all protected health information for which written notification was given or required to be given under applicable Privacy Laws. The Company has not been notified in writing of and to the Knowledge of the Company is not the subject of any complaint, regulatory investigation or proceeding related to data security or privacy.
5.23    Systems.

All of the computer, network and other information technology systems used by the Company and its subsidiaries to carry on the Business (the “Systems”) are and have been used, operated, maintained and function in accordance with their functional specifications in all material respects. The Company has information security measures in place to adequately protect the confidentiality, integrity and availability of the Company’s information and data. The Company has adequate back-up systems and disaster recovery and business continuity plans in place for the Systems. The Systems adequately meet the data processing and other computing needs of the Business as presently conducted. The Systems have not materially malfunctioned within the past three years. To the Knowledge of the Company, no Person has obtained unauthorized access to any of the Systems or any data comprised thereby.
5.24    Tax Matters.

5.24.1    The Company and each subsidiary thereof has: (i) timely filed (or has had timely filed on its behalf) each Tax Return required to be filed by it in respect of any Taxes with the appropriate Governmental Authority, each of which was correctly completed and accurately reflected any liability for Taxes of the Company or such subsidiary covered by such Tax Return; (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Tax Returns; (iii) established in such entity's books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable; and (iv) complied with all Applicable Laws relating to the withholding of Taxes and the payment thereof. Neither the Company nor any subsidiary thereof will incur any liability for Taxes for the period commencing on January 1, 2018 and ending on and including the Closing Date other than Taxes directly arising in the Ordinary Course of Business.

5.24.2    Other than each subsidiary of the Company, the Company does not have any Tax Affiliates.

5.24.3    The Company and each subsidiary thereof has made (or caused to be made on its behalf) all installments on account of Taxes required by Applicable Law.

5.24.4    There are no Liens for Taxes upon any assets of the Company or any subsidiary thereof, except Liens for Taxes not yet due. Neither the Company nor any subsidiary thereof has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

5.24.5    Except as disclosed in Section 5.24 of the Disclosure Schedule (i) there is no Tax Contest ongoing, pending or threatened against the Company or any subsidiary thereof; and (ii) no assessment or re-assessment of the Company or any subsidiary thereof is currently the subject of the objection or appeal.

5.24.6    No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any subsidiary thereof that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or any subsidiary thereof regarding the application of the statute of limitations with respect to any Taxes or any Tax Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Tax Return for any Tax year that is currently ongoing or pending, nor has there been any notice from a Governmental Authority to the Company or any subsidiary thereof regarding any such Tax audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns. There are no outstanding subpoenas or requests for information with respect to any of the Tax Returns of the Company or any subsidiary thereof.

5.24.7    Section 5.24 of the Disclosure Schedule (i) lists all federal, state, provincial, federal, local and foreign income Tax Returns filed with respect to the Company or any subsidiary thereof for Taxable periods ended on or after December 31, 2015, (ii) indicates whether those Tax Returns have been assessed, and (iii) indicates which of those Tax Returns are currently the subject of an audit.

5.24.8    Neither the Company nor any subsidiary thereof has any liability for Taxes in a jurisdiction where it does not file a Tax Return, nor has the Company or any subsidiary received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction or required to file Tax Returns in such jurisdiction.

5.24.9    Neither the Company nor any subsidiary thereof is a party to any Tax allocation or sharing agreement.

5.24.10    Neither the Company nor any subsidiary thereof: (i) has been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any subsidiary thereof) as a transferee or successor, by Contract, or otherwise.

5.24.11    No additional Taxes will be assessed against the Company or any subsidiary thereof for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the liability for Taxes of the Company or any subsidiary thereof that would exceed the estimated reserves established on such entity's books of account.

5.24.12    There is no Contract or plan or arrangement, including this Agreement, by which any current or former employee of the Company or any subsidiary thereof would be entitled to receive any payment from the Company or any subsidiary thereof as a result of the transactions contemplated by this Agreement that would not be deductible.

5.24.13    Neither the Company nor any subsidiary thereof has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

5.24.14    The Company and each subsidiary thereof has withheld and collected all amounts required by Applicable Laws to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any Applicable Laws. The Company and each subsidiary thereof has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of its employees to the appropriate Governmental Authority within the time required under Applicable Laws. The Company and each subsidiary has charged, collected and remitted on a timely basis all Taxes as required by Applicable Laws on any sale, supply or delivery whatsoever made by it.

5.24.15    There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to the Company or any subsidiary thereof. Neither the Company nor any subsidiary thereof has claimed, and does not propose to claim, any reserve or credit under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or any such subsidiary for any period ending after the Closing Date, except if such reserves or provisions are reflected in the Closing Statement.

5.24.16    Neither the Company nor any subsidiary thereof, at any time since the later of January 1, 2006 and the date of its incorporation, has received or been deemed to have received any taxable dividend paid or deemed to be paid by a corporation resident in Canada (for purposes of the Tax Act).

5.24.17    Neither the Company nor any subsidiary thereof has acquired property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in the Company or such subsidiary, as the case may be, becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act or any analogous provision of any comparable Applicable Laws of any province or territory of Canada.

5.24.18    The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Company and any subsidiary thereof and any Person that is (x) a non-resident of Canada for purposes of the Tax Act, and (y) not dealing at arm’s length with the Company or such subsidiary, as the case may be, for purposes of the Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act.

5.24.19    Neither the Company nor any subsidiary thereof has acquired property or services from, or disposed of property or provided services to, a Person with whom it does not deal at arm's length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, nor has the Company or any subsidiary thereof been deemed to have done so for purposes of the Tax Act. For all transactions between the Company or any subsidiary thereof, on the one hand, and any non-resident Person with whom the Company or such subsidiary was not dealing at arm's length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, the Company or the applicable subsidiary thereof has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

5.24.20    The Company has previously delivered or made available to the Purchaser true and complete copies of: (i) all Tax Returns of the Company and each subsidiary thereof relating to Taxes for all Taxable periods for which the applicable statute of limitations has not expired; and (ii) all rulings, reports, information or document requests, notices of proposed assessment, notices of assessment, objections, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any subsidiary thereof relating to Taxes for all Taxable periods for which the statute of limitations has not expired.

5.24.21    None of the Company Shares is “taxable Canadian property” within the meaning of the Tax Act, other than taxable Canadian property that is “excluded property” as defined in subsection 116(6) of the Tax Act.

5.24.22    Each of the Company and any subsidiary has maintained and continues to maintain at its place of business in Canada all records and books of account required to be maintained under the Tax Act, the Excise Tax Act (Canada) and any comparable Applicable Laws of any province or territory in Canada, including Applicable Laws relating to sales and use taxes.

5.25    Environmental Matters.

5.25.1    Except as disclosed in Section 5.25 of the Disclosure Schedule, (i) the Company and its subsidiaries, and their facilities, and the Business have been conducted and are now in compliance with all applicable Environmental Laws, including all reporting and monitoring requirements thereunder, and there are no pending or any threatened Actions relating to any Environmental Laws; (ii) the Company and its subsidiaries are in possession of, and in compliance with, all permits required under Environmental Laws to own the Owned Real Property, lease the Leased Property and operate the Business as it is now being conducted, and there are no changes in the status, terms or conditions of any such permits, or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such permit, or any review by, or approval of, any Governmental Authority of such permits that are required in connection with the execution or delivery of this Agreement, the consummation of the Contemplated Transaction or the continuation of the business of the Company or any subsidiary following the Closing Date (iii) neither the Company nor any subsidiary thereof is subject to any litigation, proceeding, application, order, directive judgment, decree or citation which relates to environmental, health or safety matters nor has any litigation, proceeding, application, order or directive been threatened against it nor has received any notice of any non-compliance in respect of Environmental Laws, and there is no Remedial Action pending or threatened against the Company or any subsidiary thereof and, to the Knowledge of the Company, there is no basis for any such Remedial Action or conditions existing currently which could reasonably be expected to subject it to Remedial Action; or (iv) (A) there are no Hazardous Materials at, on, under or migrating to or from any Leased Property or the Owned Real Property; and (B) there has not previously been any release of any Hazardous Materials at, on or under the Leased Property or the Owned Real Property.

5.25.2    Except as disclosed in Section 5.25 of the Disclosure Schedule none of the Owned Real Property or, to the Knowledge of the Company, the Leased Property contains any: (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments or disposal areas (not including general garbage and recycling areas and containers).

5.25.3    The Company has delivered to the Purchaser copies of all reports, studies, analyses, audits, assessments, plans, regulatory correspondence, tests or similar information initiated by or on behalf of or in the possession of the Company, any subsidiary thereof pertaining to the environmental condition of, Hazardous Materials at, on or under, the Owned Real Property, the Leased Property, or concerning compliance by the Company, any subsidiary thereof or any other Person for whose conduct the Company or any subsidiary thereof could be held responsible, with Environmental Laws.

5.25.4    To the Knowledge of the Company, the Company and its subsidiaries are not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in any material liability under any Environmental Laws.

5.25.5    The Company has maintained all environmental and operating documents and records in the manner and for the time periods required by any Environmental Laws.

5.26    Receivables.

All Receivables are recorded in the Books and Records of the Company or a subsidiary, as the case may be, and the Receivables are valid obligations which arose in the Ordinary Course of Business and, to the Knowledge of the Company, (i) will be collected in the Ordinary Course of Business in the aggregate, at their full face value and (ii) are not subject to any set-off or counterclaim. None of the Receivables is due from an Affiliate of the Company or of any subsidiary or any Person with whom they do not deal at arm’s length.
5.27    Inventories.

Except as disclosed in Section 5.27 of the Disclosure Schedule, the Inventories consist of items that are current and of good and merchantable quality and not subject to any write-down or write-off. Except as disclosed in Section 5.27 of the Disclosure Schedule, the portion of the Inventories consisting of finished products is saleable in the Ordinary Course of Business at normal prices. The portion of the Inventories consisting of raw materials and work-in-progress is of a quality useable in the production of finished products.
5.28    Business Employees and Directors.

Section 5.28 of the Disclosure Schedule sets forth a true and complete list of the following information with respect to each Business Employee and the members of the board of directors of the Company and its subsidiaries, as applicable: name (or employee number), employer, location of employment, title or position held, date of hire, current annual compensation (including base salary or hourly wage, commissions, bonus, deferred compensation or other incentive targets and awards), the amount of any accrued incentives as of the Closing Date, annual vacation and other paid-time-off entitlements and accruals and whether the Business Employee is on a leave of absence, and if so, the leave commencement date, the reason for such absence and the expected date of return if known by the Company.
5.29    Employment Matters.

5.29.1    Except as set out in Section 5.29 of the Disclosure Schedule: (i)  the Company and each of its subsidiaries is in compliance in all material respects with all Applicable Laws regarding labour and employment matters, including Applicable Laws respecting labour relations, employment standards, employment and employment practices, terms and conditions of employment, termination of employment, immigration, occupational health and safety, workers’ compensation, human rights, pay equity, accessibility and wages and hours, including overtime; (ii) neither the Company nor any subsidiary thereof is a party to or otherwise bound by any collective bargaining agreement or has any other legally binding commitment with or to a labour union, labour organization, employee association or similar entity and no such collective bargaining agreement or commitment is currently being negotiated by the Company or any of its subsidiaries; (iii)  there is and has been no organizational campaign or other effort to cause a labour union, labour organization, employee association or similar entity to be recognized or certified as a representative on behalf of employees in dealing with the Company or any subsidiary thereof; (iv) there is no pending, threatened labour strike, organized work stoppage or lockout involving the Business Employees nor has there been any such labour strike, organized work stoppage or lockout in the past two years; (v) there is no pending or threatened Action involving any current or former Business Employee or independent contractor of the Company or any of its subsidiaries, including in relation to: (A) any state, provincial, federal, local or foreign human rights tribunal or similar entity relating to any claim or charge of discrimination, harassment or failure to accommodate in employment; (B) any state, provincial, federal, local or foreign labour or employment standards board or similar entity relating to any claim or charge concerning hours of work, wages or employment practices; (C) any state, provincial, federal, local or foreign agency relating to any claim or charge concerning workers’ compensation or occupational safety and health; (D) any state, provincial, federal, local or foreign agency relating to any unfair labor practice or any question concerning representation; (vi) neither the Company nor any subsidiary thereof has retained or engaged as an independent contractor any Person who has been found by a Governmental Authority to have been mischaracterized as an independent contractor in accordance with Applicable Laws; (vii) the Company and each subsidiary thereof has complied in all material respects with the terms and conditions of all Contracts with Business Employees and independent contractors to which the Company or such subsidiary is a party; (viii) no Business Employee or independent contractor of the Company or any of its subsidiaries is performing any job duties or engaging in other activities on behalf of the Company or any subsidiary thereof that would violate any employment, fiduciary, non-competition, non-solicitation or nondisclosure agreement between such individual and any former employer; and (ix) as of the Closing Date, no Business Employee or independent contractor of the Company or any of its subsidiaries holds a temporary work authorization, visa or permit in relation to the performance of services for the Company or any of its subsidiaries. All salaries, wages, compensation, commissions, withholdings, deductions and remittances related to the employment or engagement of the Business Employees or independent contractor of the Company or any of its subsidiaries that are due to be paid on or before the Closing Date in accordance with the payment practices of the Company and its subsidiaries will be fully paid as of the Closing Date.

5.29.2    No Business Employee or independent contractor of the Company or any of its subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such Business Employee or independent contractor to carry out fully all activities of such Business Employee or independent contractor in furtherance of the Business.

5.29.3    Neither the Company nor any subsidiary thereof has made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any Business Employee or independent contractor of the Company or any of its subsidiaries.

5.29.4    There has been no lay-off of employees, mass or group termination or work reduction program undertaken by or on behalf of the Company or any subsidiary thereof in the past two (2) years, and no such program has been adopted by the Company or any subsidiary thereof or is planned.

5.29.5    All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or provincial pension plan premiums, accrued wages, salaries and commissions and payments for any plan for any officer, director, employee or consultant of the Company or any subsidiary have been accurately reflected in the Books and Records.

5.30    Employee Benefit Matters.

5.30.1    Except as set out in Section 5.30 of the Disclosure Schedule, neither the Company nor any of its subsidiaries has or maintains, or has ever had or maintained, any Employee Benefit Plan.

5.30.2    The Company has previously delivered or made available to the Purchaser true and complete copies of all Employee Benefit Plans that are in writing together with, where applicable, the current trust agreements, insurance contracts and other material documents relating to the funding or payment of benefits under any Employee Benefit Plan, the most current employee booklets and summary descriptions of such Employee Benefit Plans provided to participants therein and, in the case of Employee Benefit Plans that are unwritten, a short description of each such plan.

5.30.3    All of the Employee Benefit Plans are, and have been since their establishment, duly registered where required by applicable legislation and are in good standing thereunder and have been administered in all material respects in compliance with their terms and all applicable legislation and administrative guidelines issued by the regulatory authorities, and all contributions, insurance premiums, fees and expenses due have been made, paid or properly accrued in the Financial Statements with respect to each Employee Benefit Plan in accordance with the terms thereof and Applicable Laws.

5.30.4    There are no Actions pending or, to the Knowledge of the Company, threatened with respect to the Employee Benefit Plans, other than claims for benefits in the Ordinary Course of Business.

5.30.5    Except as set out in Section 5.30 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other the transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former Business Employee, materially increase the benefits payable or provided under any Employee Benefit Plan, result in any acceleration of the time of payment or vesting of any such benefit, or increase or accelerate employer contributions thereunder.

5.30.6    None of the Employee Benefit Plans is a “registered pension plan” or a “retirement compensation arrangement”, each as defined in subsection 248(1) of the Tax Act.

5.31    Insurance.

Section 5.31 of the Disclosure Schedule sets forth a true and complete list (including the name of the insurer, the policy number, the type of coverage, the self-retention amount and the policy expiration date) of, and the Company has previously delivered or made available to the Purchaser true and complete copies of, all insurance policies and fidelity bonds covering the assets and properties of the Company and its subsidiaries, including the Owned Real Property and Leased Property. Except as set out in Section 5.31 of the Disclosure Schedule: (a) all such policies and bonds are valid and binding, are in full force and effect, are sufficient for compliance with all material requirements of Applicable Laws and insure against risks and liabilities customary for the Business; (b) the Company and each subsidiary thereof has complied in all material respects with the provisions thereof (including the timely payment of all premiums due thereunder); (c) there has not been and is not currently pending any claim under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds; (d) no written or other notice of cancellation or termination of the policies has been received by the Company or any of its subsidiaries and (e) immediately after the Closing, the Company and each subsidiary thereof will continue to have coverage under such policies and bonds with respect to events occurring prior to or on the Closing Date. Neither the Company nor any of its subsidiaries has failed to give any notice or make a claim under its insurance policies on a timely basis. Neither the Company nor any subsidiary thereof is self-insured.
5.32    Customers and Suppliers.

Section 5.32 of the Disclosure Schedule is a complete and accurate list of the 10 largest clients of and the 10 largest suppliers to the Company and its subsidiaries in calendar year 2018. The Company has not received notice from any such client or supplier that it intends to terminate any Contract with the Company or to modify or change in any material manner any existing Contract with the Company and its subsidiaries for the purchase or supply of any products or services. There are no material unresolved disputes with any such supplier or client.

5.33    Product Safety; Product Recall
5.33.1    Neither the Company nor any of its subsidiaries, nor to Knowledge of the Company, with respect to the Products, the third persons that manufacture, process, package, supply ingredients or packaging materials for or distribute the products produced by the Company or any of its subsidiaries (the “Products”) have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action in each case relating to an alleged lack of safety or regulatory compliance of any Product.

5.33.2    To the Knowledge of the Company, none of the Products that are currently released to the market (i) pose a significant or unreasonable risk of illness or injury when consumed in the intended manner and in accordance with the label directions of such Product, or (ii) are currently reportable to the Canadian Food Inspection Agency, the U.S Food and Drug Administration or a similar Governmental Authority having authority over the Business.

5.34    Affiliate Transactions.

Except as set out in Section 5.34 of the Disclosure Schedule, neither the Company nor any subsidiary thereof leases any assets or properties from, owes any amount to, or uses or holds in the Business any assets or properties of, any Shareholder or any Affiliate or associate thereof.
5.35    Bank Accounts; Powers of Attorney; Directors and Officers.

Section 5.35 of the Disclosure Schedule sets forth a true and complete list of: (a) all bank accounts and safe deposit boxes of the Company and each subsidiary thereof and all Persons authorized to sign or otherwise act with respect thereto as of the Closing Date; (b) all Persons holding a general or special power of attorney granted by the Company or any subsidiary thereof; and (c) all directors and officers of the Company and each subsidiary thereof.
5.36    Insolvency.

5.36.1    The Company is not insolvent and will not be rendered insolvent as a result of the completion of the Contemplated Transactions. For the purposes hereof, “insolvent” means that the sum of the debts and other probable Liabilities of the Company exceeds the present fair saleable value of its assets.

5.36.2    Immediately prior to the completion of the Contemplated Transactions, the Company and each subsidiary thereof will be able to pay its Liabilities as they become due in the Ordinary Course of Business.

5.36.3    No act or proceeding has been taken by or against the Company or any of its subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of its subsidiaries or for the appointment of a trustee, receiver, liquidator, manager or other administrator of the Company or any of its subsidiaries or any of their property or assets nor, to the Knowledge of the Company or any of its subsidiaries, is any such act or proceeding threatened. None of the Company nor any of its subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or similar legislation of any other jurisdiction. Neither the Company nor any of its subsidiaries or their respective properties or assets are, in any jurisdiction in which they operate or to whose Applicable Laws they are otherwise subject, subject to any outstanding judgment, order, decision, writ, injunction or decree.

5.37    No Broker.

Except as set out in Section 5.37 of the Disclosure Schedule, no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or the Shareholders.
5.38    Investment Canada Act.

The Company is not a “cultural business” within the meaning of the Investment Canada Act (Canada).

5.39    Full Disclosure.
None of the foregoing representations and warranties and no document furnished by or on behalf of the Company to the Purchaser or Tilray in connection with the negotiation of the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading. There are no facts not disclosed in this Agreement which, if learned by the Purchaser, might reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Company Shares or which, if learned by the Purchaser might reasonably be expected to deter the Purchaser from completing the Contemplated Transactions on the terms of this Agreement.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF TILRAY
As an inducement to the Company to enter into this Agreement and to complete the Contemplated Transactions, the Purchaser and Tilray, jointly and severally, hereby represent and warrant to the Company as follows:
6.1    Organization.

Each of Tilray and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
6.2    Authorization.

Each of Tilray and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to complete the Contemplated Transactions (including, for greater certainty, all issuances of Tilray Shares under this Agreement). The execution, delivery and performance by each of Tilray and the Purchaser of this Agreement and the completion by Tilray and the Purchaser of the Contemplated Transactions have been duly authorized and approved by all necessary corporate action on the part of Tilray and the Purchaser. This Agreement has been duly and validly executed and delivered by Tilray and the Purchaser and constitutes the legal, valid and binding obligation of Tilray and the Purchaser, enforceable against each of Tilray and the Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.
6.3    No Conflicts; Required Consents.

6.3.1    The execution and delivery by Tilray and the Purchaser of this Agreement does not, and the completion by Tilray and the Purchaser of the Contemplated Transactions will not, (i) conflict with or violate any provision of Tilray’s or the Purchaser's Organizational Documents; or (ii) assuming that all consents, approvals, filings, notifications and other actions referred to in Section 5.3 of the Disclosure Schedule are obtained, given or taken, (A) conflict with or violate any Applicable Laws binding upon or applicable to Tilray or the Purchaser or any of their respective material assets or properties or (B) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Tilray Shares or any assets or properties of Tilray or the Purchaser under, any material Contract or License to which Tilray is a party or by which Tilray or the Purchaser or any of their respective material assets or properties is bound.

6.3.2    Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the U.S. Securities Act, and the rules and regulations promulgated thereunder, or of any Governmental Authority pursuant thereto, or of any state securities or blue sky laws, no consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by Tilray or the Purchaser as a result of the execution, delivery and performance of this Agreement by them or the completion of the Contemplated Transactions.

6.4    Capitalization.

6.4.1    As at the date hereof, the authorized capital of Tilray consists of (i) 250,000,000 shares of Class 1 common stock, 500,000,000 Tilray Shares and 10,000,000 shares of preferred stock, of which (A) 16,666,667 shares of Class 1 Common Stock and (B) 77,955,485 Tilray Shares and no other shares are currently issued and outstanding and (ii) 7,476,674 stock options and restricted stock units of Tilray are issued and outstanding.

6.4.2    The authorized share capital of the Purchaser consists of an unlimited number of Common Shares, of which 100 are issued and outstanding as of the Closing Date.

6.4.3    The Tilray Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free of any Liens, and will not be issued in violation of any Applicable Laws, and will not be subject to and will not be issued in violation of any pre-emptive rights, rights of first refusal or rights of first offer.

6.5    Public Record.

6.5.1    The documents comprising Tilray’s Public Disclosure Record, as of their respective dates (and taking into account any subsequently filed documents), were filed in a timely manner and are true, correct and complete and do not contain any Misrepresentation.

6.5.2    Tilray has not filed any confidential material change report with any applicable securities regulatory authority that is still maintained on a confidential basis.

6.5.3    Tilray is, and has not taken any action to cease being, a “reporting issuer” under the securities laws of each of the provinces of Canada other than Quebec and is not in default of any of the requirements of securities legislation in such jurisdictions. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Tilray is pending, in effect or, to the knowledge of Tilray, threatened, and Tilray is not currently subject to any formal review, enquiry, investigation or other proceeding relating to any such order or restriction.

6.5.4    The Tilray Shares are registered under the U.S. Securities Exchange Act and are listed and posted for trading on the NASDAQ under the symbol “TLRY”.

6.5.5    Tilray is not in default of any of the requirements of the U.S. Exchange Act.

6.6    Certificates.

The form and terms of definitive certificates, if any, representing the Tilray Shares to be issued in connection with the Contemplated Transactions have been duly approved and adopted by Tilray and comply with all requirements under the Organizational Documents of Tilray and Applicable Laws, including applicable stock exchange requirements.
6.7    Due Issuance.

On the Closing Date, the Tilray Shares issuable to the Common Shareholders will be duly and validly created, authorized, allotted and reserved for issuance and approved for listing on the NASDAQ and, upon issuance in accordance with the terms of this Agreement and receipt of the deliverables of the Company and the Shareholders under this Agreement, will be issued as fully paid and non-assessable Tilray Shares.
6.8    Investment Canada Act.

Tilray is a “trade agreement investor” within the meaning of the Investment Canada Act (Canada).
6.9    No Orders.

No Governmental Authority has issued any order which is currently outstanding preventing or suspending trading in any securities of Tilray, and no such proceeding is, to the knowledge of Tilray, pending, contemplated or threatened. Tilray does not have in place a shareholder right protection plan.

6.10    No Broker.

Other than as disclosed in writing to the Company, no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Tilray or the Purchaser.
ARTICLE 7
COVENANTS

7.1    Interim Operations.

7.1.1    From the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 11.1 (the “Termination Date”), except as otherwise provided in this Agreement, the Company and each subsidiary thereof will: (i) conduct the Business only in the Ordinary Course of Business; and (ii) use its commercially reasonable efforts to preserve intact the business organization and goodwill of the Business, to maintain the Company's and each of its subsidiary's relationships with its customers, clients and other Persons having business dealings with the Company and its subsidiaries and to keep available, to the extent it is in the control of the Company, the services of the Business Employees.

7.1.2    Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement or as approved in writing by the Purchaser, in its sole discretion, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not:

7.1.2.1        amend or otherwise change its Organizational Documents;

7.1.2.2        authorize, issue, sell or transfer any share capital or other equity interests of the Company or any subsidiary thereof or any securities convertible into or exercisable or exchangeable for share capital or other equity interests of the Company or any subsidiary thereof, or adjust, split or reclassify any share capital or other equity interests of the Company or any subsidiary thereof, except as may be expressly permitted under the terms of the Company Options;

7.1.2.3        merge or consolidate with any other Person or acquire any business or assets of any other Person (whether by merger, stock purchase, asset purchase or otherwise), or form any subsidiary;

7.1.2.4        adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than the Arrangement;

7.1.2.5        make any material change in the operation of the Business, except such changes as may be required to comply with this Agreement, any Ancillary Agreement or any Applicable Laws;

7.1.2.6        make, authorize or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000, except as set forth in Section 7.1.2.6 of the Disclosure Letter;

7.1.2.7        amend in any material respect, or terminate (other than in accordance with its terms) any Material Contract, or waive, release or assign any material rights or claims thereunder;

7.1.2.8        enter into any Material Contract (including with Costco): (i) that has a term of, or requires the performance of any obligations over a period, in excess of one year; or (ii) that cannot be terminated without penalty on less than three (3) months’ notice;

7.1.2.9        sell, lease (as lessor), transfer or otherwise dispose of, or mortgage, encumber, pledge or impose any Lien on, any of its assets or properties, other than: (i) pursuant to existing Contracts disclosed to the Purchaser; and (ii) dispositions of immaterial assets or properties for fair value in the Ordinary Course of Business;

7.1.2.10    create, incur, assume, become liable for or guarantee any Indebtedness, or extend or modify any existing Indebtedness;

7.1.2.11        make any loans, advances or capital contributions to, or investments in, any Person (other than advances of expenses to Business Employees in the Ordinary Course of Business);

7.1.2.12    cancel any debts owed to, or waive any material claims or rights held by, the Company or any subsidiary thereof;

7.1.2.13    commence, settle or compromise any Action by or against the Company or any subsidiary thereof;

7.1.2.14    incur expenses (including legal or other professional fees) in excess of $50,000 in the aggregate in connection with any ongoing Action involving or relating to the Company or any subsidiary thereof;

7.1.2.15    except as required by Applicable Laws or any existing Contract in effect on the date of this Agreement and disclosed to the Purchaser: (i) institute or announce any increase in the compensation, incentives, fees, benefits or other remuneration payable to any of their employees or independent contractors; (ii) enter into or amend any Contract, including any employment, consulting, severance or change of control Contract with any such Person; or (iii) enter into, increase benefits under or adopt any Employee Benefit Plan;

7.1.2.16    (i) hire any new employee or make an offer of employment to any person for an employee position; (ii) engage or make an offer of engagement any consultant or independent contractor; or (iii) promote any current employee;; or in respect of officer or senior, unless such employment or engagement is the Ordinary Course of Business and not in respect of an officer or executive (regardless of title);

7.1.2.17    enter into any transaction with any of its Affiliates, except transactions that are at prices and on terms and conditions not less favorable to the Company or any subsidiary thereof than could be obtained on an arm's-length basis from unrelated third parties and except for transactions solely between one or more of the Company and any subsidiary thereof;

7.1.2.18    make any change in the accounting methods, principles or policies of the Company, other than any change required by Applicable Laws or a change in GAAP;

7.1.2.19    fail to file any material Tax Return when due or pay any material Tax when due (other than Taxes being contested in good faith), or make or change any Tax election;

7.1.2.20    fail to pay any accounts payable when due or within a reasonable period of time thereafter (other than amounts being contested in good faith) or fail to use commercially reasonable efforts to collect any accounts receivable when due;

7.1.2.21    fail to renew or otherwise keep in full force and effect any material License relating to the Business;

7.1.2.22    enter into any Contract with respect to any of the foregoing except in the Ordinary Course of Business;

7.1.2.23    declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of the Company Shares;

7.1.2.24    reduce the stated capital in respect of the Company Shares; or

7.1.2.25    acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise).

7.2    Access to Information.

From the date of this Agreement until the earlier of the Closing Date or the Termination Date, the Company will, subject to compliance with Applicable Laws, furnish to the Purchaser and its authorized representatives such additional information relating to the Company, its subsidiaries and the Business as the Purchaser may reasonably request, including all communications in any form received by the Company from Health Canada and any other Governmental Authority.
7.3    Notice of Certain Events.

7.3.1    From the date of this Agreement until the earlier of the Closing Date or the Termination Date, the Company will promptly notify the Purchaser in writing of: (i) Company Material Adverse Effect ; (ii) any breach of or default under this Agreement, or any event that would reasonably be expected to become a breach or default under this Agreement on or prior to the Closing; (iii) any notice or other communication from any third Person (including Health Canada and any other Governmental Authority) alleging that the consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; (iv) any Actions commenced or threatened against the Company or any subsidiary thereof that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or that relate to the completion of the Contemplated Transactions; and (v) any communications from any Governmental Authority relating to any License held or applied for by the Company or any subsidiary thereof.

7.3.2    From the date of this Agreement until the earlier of the Closing Date or the Termination Date, the Purchaser will promptly notify the Company in writing of: (i) any breach of or default under this Agreement, or any event that would reasonably be expected to become a breach or default under this Agreement on or prior to the Closing; (ii) any notice or other communication from any third Person (including Health Canada and any other Governmental Authority) alleging that the consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; and (iii) any notice or other communication from any regulatory authority or body (including NASDAQ) regarding the Stock Consideration.

7.4    Efforts.

Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to cause the Closing to occur and to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the Contemplated Transactions.
7.5    Exclusivity.

From the date of this Agreement until the Termination Date, the Company and its subsidiaries and their respective Affiliates will not, directly or indirectly through any officer, director, employee, advisor, representative, agent or otherwise, and the Company shall use commercially reasonable efforts to ensure that the Shareholders do not: (i) make, solicit, assist, initiate, encourage or accept or otherwise facilitate any inquiries, offers or proposals from any Person or group of Persons (other than the Purchaser and its Affiliates and their respective representatives), whether or not in writing and whether or not delivered to the Shareholders, concerning any Acquisition Proposal for the Company or its subsidiary; (ii) engage in any discussions or negotiations regarding, or otherwise co-operate in any way with, or assist or participate in, or facilitate or encourage, any effort or attempt by any Person (other than the Purchaser and its Affiliates and their respective representatives) to make or complete any Acquisition Proposal in respect of the Company or its subsidiary; (iii) furnish any non-public information concerning the business, properties or assets of the Company or any subsidiary thereof to any Person (other than the Purchaser and its Affiliates and their respective representatives) except as required to comply with Applicable Laws or this Agreement or except in the Ordinary Course of Business; or (iv) accept or enter into, or propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal in respect of the Company or its subsidiary. The Company and its subsidiaries and their respective Affiliates will immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons (other than the Purchaser and its Affiliates and their respective representatives) conducted heretofore with respect to any of the foregoing, and in connection therewith the

Company will discontinue access to any of its confidential information (and will not establish or allow access to any of its confidential information, or any data room, virtual or otherwise). The Company agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and the Company undertakes to enforce, or cause its subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its subsidiaries have entered into prior to the date hereof. The Company will immediately notify the Purchaser in writing upon receipt by the Company, any subsidiary thereof or any Shareholder of any proposal, offer or inquiry regarding an Acquisition Proposal in respect of the Company or its subsidiary, or any amendments to the foregoing or any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries in respect of an Acquisition Proposal for the Company or its subsidiary, which notice will indicate in reasonable detail the identity of the Person making such proposal, offer or inquiry and the terms and conditions of any such Acquisition Proposal, or any other details of the proposal, inquiry or offer known to the Company as the Purchaser may reasonably request, and shall include copies of any such proposal, inquiry or offer or any amendment to any of the foregoing. The Company shall keep the Purchaser promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry or request and will respond promptly to all reasonable inquires by the Purchaser with respect thereto.
7.6    Confidentiality.

7.6.1    For a period of two (2) years from the Closing Date, each Party shall keep confidential the terms and conditions of this Agreement and any Trade Secrets, know-how or confidential, personal or proprietary information (including Personal Information) and any financial or business documents or information (collectively, the “Information”) received by it from another Party, and the receiving Party shall not disclose any Information to any third party, it being understood that this Section 7.6 is subject to Section 13.11 and that, subject to Section 7.6.1.2, the Purchaser and the Shareholders may disclose Information to their respective advisors. The Purchaser and the Shareholders shall use their respective reasonable efforts to ensure that their respective advisors keep confidential any Information disclosed to them. Subject to Section 7.6.1.2, a Party will not be liable for disclosure of any Information contemplated by this Agreement if:
7.6.1.1    the Information becomes generally known in the industry to which the Business is related or to the public generally other than through a breach of this Agreement;

7.6.1.2    the Information is lawfully obtained from a third party without breach of this Agreement by that Party;

7.6.1.3    the Information was known to the disclosing Party prior to its disclosure by another Party (other than Information known by the Shareholders on confidential basis in respect of the Business, the Company and its subsidiaries);

7.6.1.4    subject to Section 7.6.3, the Information is required to be disclosed under Applicable Laws;

7.6.1.5    in respect of Information that is not Personal Information, the disclosing Party provided its prior written consent to the disclosure of that Information; or

7.6.1.6    in respect of Information that is Personal Information, the individual(s) to whom that Personal Information pertains consented to the disclosure of that Personal Information.

7.6.2    No Party shall disclose any Information to its advisors unless its advisors (a) need to know the Information for the purposes of the transactions contemplated by this Agreement, and (b) prior to the disclosure of any Information by the disclosing Party, agree in writing to be bound by obligations of confidentiality no less strict than those set out in this Section 7.6 with respect to the Information. In addition, the disclosing Party shall not disclose to any third party (including its advisors) any Information that consists of Personal Information unless the individual(s) to whom that Personal Information pertains has consented to that disclosure.

7.6.3    If a Party or any of its representatives is requested or required by Applicable Laws to disclose any Information, that Party shall, without unreasonable delay, notify the other Party of the request or requirement before any disclosure is made and provide the other Party with a reasonable opportunity to seek an appropriate protective order.

7.7    Public Communications.

A Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Shareholders shall not permit the Company to make any filing with any Governmental Authority with respect to this Agreement without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed); provided that any Party that is required to make disclosure by Applicable Laws shall use its reasonable commercial efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.
7.8    Further Assurances.

At any time and from time to time following the Closing, at the reasonable request of any Party, each Party will execute and deliver, or cause to be executed and delivered, such other documents and instruments and will take, or cause to be taken, such further or other actions as any other Party may reasonably request or as otherwise may be reasonably necessary or desirable to evidence and make effective the Contemplated Transactions.
7.9    Tax Matters.

7.9.1    Preparation and Filing of Tax Returns. The Purchaser will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and each subsidiary thereof for all taxable periods that end on or before the Closing Date to the extent such Tax Returns are filed or required to be filed on or after the Closing Date. Such Tax Returns will be prepared in accordance with past practice of the Company and its subsidiaries. The Purchaser will provide drafts of the income Tax Returns described in the preceding sentence to the Shareholder Representative no less than 30 days before the due date for the filing of those Tax Returns (including applicable extensions) to allow the Shareholder Representative to review and comment on each such Tax Return prepared or caused to be prepared by the Purchaser, such review at the Shareholder Representative’s sole cost and expense. The Purchaser will permit the Shareholder Representative and its authorized representatives reasonable access to the Books and Records as the Shareholder Representative may reasonably require for the purpose of reviewing the Tax Returns. At least 10 days prior to the filing date for such Tax Returns, the Shareholder Representative, acting reasonably, will provide any comments on the Tax Returns to the Purchaser. The Purchaser will consider in good faith (and, if such comments do not impact the Taxes of the Company for a post-Closing Tax period, will incorporate) all reasonable comments of the Shareholder Representative with respect to such Tax Returns prior to filing.

7.9.2    Amendments or Changes to Previously Filed Tax Returns. Other than as required by Applicable Laws, the Purchaser will not make, refile, amend or change any Tax Return filed by the Company or any subsidiary thereof prior to the Effective Time with any Governmental Authority.

7.10    Insurance Policies.

The Company and each subsidiary will keep all insurance policies that provide coverage for the Company and each such subsidiary as of the Closing Date in full force and effect through at least the close of business on the Closing Date, and will provide for the renewal of all such policies that by their terms will expire prior to the Closing Date.
7.11    280G Waiver and Approval.

With respect to any Company obligation under an Employee Benefit Plan or other agreement, contract, arrangement or plan (or portion thereof) that is an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code with respect to the transactions contemplated by this Agreement, the Company will seek approval for the payment of such obligation to any “disqualified individual” (as defined within Section 280G(c)

of the Internal Revenue Code) who has executed the waiver described in the next sentence from the Shareholders in a vote that complies with the requirements of Section 280G(b)(5)(B) of the Internal Revenue Code and the regulations prescribed thereunder. Prior to soliciting the Section 280G vote described in the preceding sentence, the Company will solicit and obtain such written waivers from any such “disqualified individuals” as are required to exempt any such payments from the parachute payment provisions of Section 280G of the Internal Revenue Code.
7.12    Letter of Transmittal

The Company shall forward or cause to be forwarded on behalf of the Company to each Shareholder and each holder of Company Options that will become a Shareholder in accordance with the Arrangement, at the address of such Shareholder of holder of Company Options as it appears on the central securities register of the Company or register of Company Options, as applicable, Letter of Transmittal and instructions for obtaining delivery of the consideration payable to such Shareholder or holder of Company Options.
ARTICLE 8
OBLIGATIONS OF TILRAY

8.1    Filings.

Tilray shall, in accordance with this Agreement and within the time frames prescribed under Applicable Laws, make such filings with and pay such fees to securities regulatory authorities, including the British Columbia Securities Commission and, if applicable the NASDAQ, as are necessary to ensure that the Stock Consideration issued to the Common Shareholders pursuant to exemptions from the prospectus and registration requirements of applicable securities regulatory legislation rules and regulations and that such Stock Consideration is listed and posted for trading on the NASDAQ on their date of issuance.
8.2    Reporting Issuer Status.

Tilray shall use its commercially reasonable efforts to maintain its status as a “reporting issuer” in a province of Canada and not in default of applicable securities laws, provided that Tilray shall not be required to comply with this Section 8.2 following the completion of a merger, amalgamation, arrangement, business combination or take-over bid pursuant to which the Tilray Shares cease to be listed on the NASDAQ.
8.3    Listing of Tilray Shares.

Tilray shall use commercially reasonable efforts to maintain the listing of the Tilray Shares on the NASDAQ, or such other recognized stock exchange or quotation system, provided that Tilray shall not be required to comply with this Section 8.3 following the completion of a merger, amalgamation, arrangement, business combination or take-over bid pursuant to which Tilray ceases to be a “reporting issuer” in a jurisdiction of Canada.
8.4    Milestone Payment Undertaking.

The Purchaser hereby agrees and undertakes to cause the Business to use commercially reasonable efforts distribute and sell CBD products within the United States in accordance with the business plan described on Annex 8 within the Milestone Period so as to achieve the targets set forth in Annex 2; provided, however, if the Purchaser determines in good faith, after consultation with William B. Chiasson, assuming that he is Chief Executive Officer of Manitoba Harvest at the relevant time, during the Milestone Period that a modification of the business plan, including but not limited to the proposed SKUs, is in the best interests of the Business, the Company may deviate from the business plan described in Annex 8 provided that such deviation is not reasonably expected to have an adverse impact on the ability of the Company to achieve the targets set out in Annex 2. For purposes of this Section 8.4, the Purchaser shall not be required to take any action that violates Applicable Laws.
ARTICLE 9
SURVIVAL AND INDEMNIFICATION

9.1    Survival.

9.1.1    The Parties hereby agree that the representations and warranties contained in this Agreement will not merge on Closing but will survive the Closing subject to the following:

9.1.1.1    the representations and warranties of the Shareholders contained in Article 4 (Representations and Warranties of each Shareholder) other than clause (ii) of Section 4.4 and the representations and warranties of the Company contained in Section 5.1 (Organization and Authorization), Section 5.2(ii) and (iii) (Organizational Documents and Corporate Records), Section 5.3.1(i) and (ii)(A) (No Conflicts); Section 5.4 (Capitalization), Section 5.16.1 (Title to Assets) and Section 5.37 (No Broker) (collectively, the “Fundamental Representations”) will survive indefinitely or until the latest date permitted by Applicable Laws;

9.1.1.2    the representations and warranties of the Shareholders contained in Section 5.24 (Tax Matters), Section 5.25 (Environmental Matters) and Section 5.30 (Employee Benefit Matters) will terminate ninety (90) days after the expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof) granted prior to the Closing, or after the Closing with the consent of the Shareholder Representative (not to be unreasonably withheld, conditioned or delayed);

9.1.1.3    the representations and warranties of the Purchaser contained in Section 6.1 (Organization and Authorization), Section 6.2 (Authorization), Section 6.3.1 (No Conflicts); Section 6.4 (Capitalization), Section 6.6 (Certificates), 6.7 (Due Issuance) and Section 6.10 (No Broker) will survive indefinitely or until the latest date permitted by Applicable Laws; and

9.1.1.4    all other representations and warranties contained in this Agreement will terminate 18 months after the Closing Date.

9.1.2    The indemnity set forth in Section 9.2.6 will survive for a period of 18 months after the Closing Date.

9.1.3    The covenants and agreements contained in this Agreement and in any Ancillary Agreement will not merge on Closing but will survive the Closing and will continue until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by Applicable Laws.

9.1.4    Notwithstanding anything else contained in this Agreement, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article 9 or any matter for which the Shareholders are obligated to indemnify under this Article 9 will survive the time at which it otherwise would terminate pursuant to this Agreement if a Claim Notice of the inaccuracy or breach thereof or in respect of the indemnifiable matter thereunder giving rise to such right of indemnification will have been given to the Indemnifying Party within the applicable survival period.

9.2    Indemnity by the Shareholders.

Each Shareholder shall, severally and not jointly, indemnify the Purchaser and its Affiliates and their respective directors, officers, employees and agents (the "Purchaser Indemnified Parties") and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:
9.2.1    any incorrectness in or breach of any representation or warranty of such Shareholder contained in this Agreement;

9.2.2    any incorrectness in or breach of any representation or warranty of the Company contained in Article 5; and

9.2.3    any breach or any non-fulfilment of any covenant or agreement on the part of such Shareholder or the Company contained in this Agreement;

9.2.4    any Taxes required to be paid by the Company (and any successor thereto) relating or attributable to (a) any Pre-Closing Period, or (b) the portion of a Straddle Period ending immediately prior to the Closing Date, in each case, except to the extent such Taxes were taken into account in determining the Working Capital or Indebtedness on the Closing Date;

9.2.5    except to the extent such Indebtedness was taken into account in the Closing Date Adjustment, all Indebtedness incurred or accrued in respect of periods prior to the Effective Time; and

9.2.6    all Liabilities arising from the matter described in Section 9.2.6 of the Disclosure Letter.

For greater certainty and without limiting the generality of the provisions of Sections 9.2.1 and Section 9.2.2 , the indemnification provided for in Section 9.2.3 through 9.2.6 shall extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to the Effective Time, and whether or not disclosed in any Disclosure Schedule.
9.3    Indemnity by the Purchaser.

Tilray and the Purchaser shall jointly and severally indemnify the Shareholders and their Affiliates and their respective directors, officers, employees and agents and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever to:
9.3.1    any incorrectness in or breach of any representation or warranty of the Purchaser and Tilray contained in this Agreement; and

9.3.2    any breach or any non-fulfilment of any covenant or agreement on the part of the Purchaser or Tilray contained in this Agreement.

For greater certainty and without limiting the generality of the provision of Section 9.3.1, the indemnification provided for in Section 9.3.2 shall extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to the Effective Time.
9.4    Claim Notice.

9.4.1    If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 9, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

9.4.1.1    the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

9.4.1.2    the amount of the potential Damages arising therefrom, if known.

9.4.2    If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of such Indemnifying Party to the Indemnified Party under this Article 9 shall be reduced only to the extent that Damages are actually incurred by such Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice to such Indemnifying Party on a timely basis. Nothing in this Section 9.2 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Sections 9.5 in order to permit recovery pursuant to Section 9.2.

9.5    Time Limits for Claim Notice for Breach of Representations and Warranties.

9.5.1    No Damages may be recovered from the Shareholders pursuant to Section 9.2.1 or 9.2.2 unless a Claim Notice is delivered by the Indemnified Party prior to the expiration of the applicable survival period set out in Section 9.1.1; provided that:

9.5.1.1    if the Claim Notice has been delivered prior to the expiration of the applicable survival period set out in Section 9.1.1, but is unresolved at the conclusion of such period, or

9.5.1.2    if in respect of a Fraud Claim,

then notwithstanding the foregoing time limitations, the rights of indemnification in this Article 9 and the liability for such claim will continue beyond the expiration of such period until such claim is resolved.
9.5.2    This Section 9.5 shall not be construed to impose any time limit on an Indemnified Party’s right to assert a claim to recover Damages under Sections 9.2.3 through 9.2.6, whether or not the basis on which such a claim is asserted could also entitle the Purchaser to make a claim for Damages pursuant to Section 9.2.1 or 9.2.2, respectively.

9.6    Monetary Limitations.

9.6.1    No Damages may be recovered from the Shareholder pursuant to Section 9.2.2, other than in respect of the Fundamental Representations, unless and until the accumulated aggregate amount of Damages of the Indemnified Party arising pursuant to Section 9.2.2 exceeds $2,000,000, in which event, subject to Section 9.6.2, the accumulated aggregate amount of all such Damages may be recovered.

9.6.2    No Damages may be recovered from the Shareholders pursuant to (a) Section 9.2.2 for breaches of non-Fundamental Representations in excess of the Recourse Amount or (b) Sections 9.2.2 for breaches of Fundamental Representations or Section 9.2.1 or Sections 9.2.3 through 9.2.5, in excess of the aggregate value of the Cash Consideration and Stock Consideration (at the time of its issuance) received by the Shareholders.

9.6.3    No Damages may be recovered from the Shareholders pursuant to Section 9.2.6 in excess of $12,800,000.

9.6.4    No Damages may be recovered from the Purchaser or Tilray, taken together,  pursuant to (a) Section 9.3.1 for breaches of 6.3.2, 6.5, 6.8 or 6.9 in excess of the Recourse Amount, or (b) Sections 9.3.1 for breaches of Section 6.1, 6.2, 6.3.1; 6.4, 6.6, 6.7 or 6.10 or Sections 9.3.2, in excess of the aggregate value of the Cash Consideration and Stock Consideration (at the time of its issuance) payable to the Shareholders hereunder.

9.6.5    Notwithstanding the foregoing, Sections 9.6.1, 9.6.2, 9.6.3 and 9.6.4 will not apply to limit an Indemnifying Party’s obligations and liability for Fraud Claims.

9.6.6    The amount of any Damages subject to indemnification under Section 9.2 shall be calculated net of insurance proceeds under the R&W Insurance Policy actually received by the Purchaser Indemnified Parties on account of such Damages, net of the aggregate amount of all costs and expenses (including reasonable attorneys’ fees and expenses) of recovery or collection, including any deductibles, retentions or similar costs or payments and any increases in premiums (collectively, “Recovery Costs”). In the event that an insurance recovery under R&W Insurance Policy is actually received by any Purchaser Indemnified Party with respect to any Damages for which any such Purchaser Indemnified Party has been indemnified hereunder, then a refund shall be made to the Shareholders by the Purchaser Indemnified Party in an amount equal to the lesser of (1) the aggregate amount of the recovery actually received by such Purchaser Indemnified Party, net of any Recovery Costs, and (2) the amount of the indemnification payment previously received by such Purchaser Indemnified Party with respect to such Damages.

9.7    Calculation of Damages.

For greater certainty, for the purposes of determining whether there has been a breach of a representation or warranty and for calculating the amount of Damages under this Article 9 resulting therefrom, the representations and warranties of the Shareholders contained in this Agreement shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Damages payable to a Purchaser Indemnified Party is not subject to any deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty.
9.8    Agency for Non-Parties.

Notwithstanding Section 13.7, the Purchaser hereby accepts each indemnity in favour of each Purchaser Indemnified Party who is not a party to this Agreement as agent and trustee of that Indemnified Party. The

Purchaser may enforce an indemnity in favour of any Purchaser Indemnified Party on behalf of such Purchaser Indemnified Party.
9.9    Direct Claims.

In the case of a Direct Claim, each Indemnifying Party shall have 30 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 9, together with all such other information as the Indemnifying Party may reasonably request. If the Indemnifying Party and Indemnified Party fail to agree at or before the expiration of such 30 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.
9.10    Third Party Claims.

9.10.1    In the event a Claim Notice is delivered with respect to a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in but not control the negotiation, settlement or defence of the Third Party Claim, which control shall rest at all times with the Indemnified Party. The Indemnified Party will have the exclusive right to contest, settle or pay the amount claimed; provided, however, that except with the written consent of the Indemnifying Party, no settlement with respect to such Third Party Claim will be determinative of whether the Indemnified Party is entitled to indemnification pursuant to this Article 9 or the amount of such indemnification, if any.

9.10.2    If any Third Party Claim is of a nature such that it is necessary in the reasonable view of the Indemnified Party acting in a manner consistent with reasonable commercial practices, in respect of (A) a Third Party Claim by a customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential contract, to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related Actions, as the case may be, then the Indemnified Party may make such payment and the Shareholders shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

9.11    Right to Recover.

9.11.1    Except in the case of Fraud Claims, the Purchaser Indemnified Parties’ right to recover for Damages (A) in the case of any claims made pursuant to Sections 9.2.1 and 9.2.2, subject to Section 9.6.1, shall first be satisfied from the Shareholders (on a several basis), in each case up to a maximum of such Shareholder’s Pro Rata Portion of the Recourse Amount, and (B) thereafter, in the case of any claims made pursuant to Sections 9.2.1 or 9.2.2, from the R&W Insurance Policy. Notwithstanding any other provision of this Agreement to the contrary, except in the case of Fraud Claims and in respect of claims for breaches of Fundamental Representations, after Closing, to the extent that Damages incurred under Sections 9.2.1 and 9.2.2 (collectively, the “Insured Losses”) are subject to an indemnification obligation of a Shareholder under this Article 9, the R&W Insurance Policy shall be the sole and exclusive remedy of the Purchaser Indemnified Parties for such Insured Losses after the payment of Damages to the Purchaser Indemnified Parties for indemnification claims from the Shareholders' Pro Rata Portion of the Recourse Amount. Such sole recourse will apply, and the Shareholders will have no additional liability therefor, even in circumstances where the R&W Insurance Policy does not cover such Damages, including, without limitation, as a result of exclusions, limitations and deductions in respect of the R&W Insurance Policy. For greater certainty, the Purchaser Indemnified Parties shall be entitled to seek indemnification from the Shareholders with respect to (but subject to any applicable limitations and conditions set forth in this Article 9) any Damages in connection with (A) any Fraud Claim and (B) any claim for a breach of a Fundamental Representation in the case where the Damages from such breach exceed the sum of the Recourse Amount and the limit under the R&W Insurance Policy, in which case the Purchaser Indemnified Parties shall be entitled to seek indemnification from the Shareholders for such excess (subject to the limitation contained in Section 9.6.2).

9.12    Set-off.

The Purchaser may, without duplication, set-off and deduct the amount of any Damages subject to indemnification under this Agreement against any other amounts payable by the Purchaser to the applicable Shareholders under this Agreement; provided that any such amounts, other than amounts payable in accordance with Section 2.8, so set-off and deducted without the written consent of the Shareholder Representative thereto will be paid into an escrow with a nationally recognized escrow agent pending release upon settlement or a non-appealable judgement of a court of competent jurisdiction.
9.13    Exclusive Remedy.

From and after the completion of the sale and purchase of the Company Shares herein contemplated, except in the case of Fraud Claims, the rights of indemnity set out in this Article 9 are the sole and exclusive remedies of the Parties in respect of any incorrectness in or breach of any representation or warranty included in this Agreement.
9.14    Insurance Recoveries

The amount of any Damages for which indemnification is provided under this Article 9 will be net of any amounts actually recovered by the Indemnified Party under insurance policies (net of any costs of recovery and increased premiums).
9.15    Mitigation.

Nothing in the Article 9 shall relieve a Party of its obligation under Applicable Laws to mitigate Damages.
ARTICLE 10
CONDITIONS PRECEDENT

10.1    Conditions to the Obligations of the Parties.

The obligations of the Parties to complete the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by the Purchaser and the Shareholder Representative on or prior to the Closing Date, of each of the following conditions:
10.1.1    Governmental Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority required to complete the Contemplated Transactions will have been obtained, taken or made, as applicable, on terms satisfactory to the Purchaser and the Shareholder Representative, acting reasonably, and will remain in full force and effect.

10.1.2    No Prohibitions. No Order will have been made, no provision of any Applicable Law and no Action will have been commenced or will be pending or threatened against any Party (i) for the purpose of enjoining, restricting or prohibiting the completion of the Contemplated Transactions, (ii) the possible outcome of which could prohibit or restrict the Company and its subsidiaries from carrying on the Business in the ordinary course after the Closing or (iii) that will prohibit or otherwise challenge the legality or validity of the Contemplated Transactions.

10.1.3    Arrangement. The Court shall have determined that the terms and conditions of the Arrangement are procedurally and substantively fair to the Shareholders and the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Company or the Purchaser, acting reasonable, on appeal or otherwise, and the Articles of Arrangement, to be sent to and filed with the Director in accordance with this Agreement and the BCBCA, are in form and content satisfactory to each of the Company and the Purchaser, each acting reasonably.

10.2    Conditions to the Obligations of the Company.

The obligations of the Company to complete the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by the Shareholder Representative, on or prior to the Closing Date, of each of the following further conditions:
10.2.1    Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser set out in this Agreement; (i) that is qualified by materiality will be true and correct in all respects; and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

10.2.2    Performance of Covenants. The Purchaser will have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

10.2.3    No Tilray Material Adverse Effect. Between the date of this Agreement and the Closing Date, there will have been no Tilray Material Adverse Effect.

10.2.4    Certificate of Compliance. The Purchaser will have delivered to the Company a certificate dated the Closing Date, signed by an authorized officer of the Purchaser, certifying as to the satisfaction of the conditions set out in Section 10.2.1, Section 10.2.2 and Section 10.2.3.

10.2.5    Receipt of Closing Deliveries. The Purchaser will have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 3.3, all in form and substance reasonably satisfactory to the Company.

10.2.6    Consideration. The Purchaser will have delivered to the Depositary the Cash Consideration and the Stock Consideration pursuant to Section 2.4.

10.2.7    US Securities Law. The Tilray Shares to be issued in the United States pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to s.3(a)(10) of the U.S. Securities Act; provided, however, that the Company shall not be entitled to rely on the provisions of this Section 10.2.7 in failing to complete the Contemplated Transactions if the Company fails to advise the Court prior to the hearing in respect of the Final Order that Tilray will rely on the exemption in s.3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement.

10.2.8    R&W Insurance Policy. The R&W Insurance Policy shall not include rights of subrogation by the insurer against the Shareholders, except in the case of intentional fraud, intentional misrepresentation or willful misconduct of the Company or a Shareholder, and the R&W Insurance Policy shall include a provision that no amendment may be made to the subrogation rights of the insurer against the Shareholders without the consent of the Shareholder Representative.

10.3    Conditions to the Obligations of Purchaser.

The obligations of the Purchaser to complete the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by the Purchaser, on or prior to the Closing Date, of each of the following further conditions:
10.3.1    Accuracy of Representations and Warranties. Each of the representations and warranties of the Shareholders and the Company set out in this Agreement and in any certificate or other writing delivered by them pursuant hereto: (i) that is qualified by materiality or Company Material Adverse Effect will be true and correct in all respects; and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

10.3.2    Performance of Covenants. The Company will have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

10.3.3    No Company Material Adverse Effect . Between the date of this Agreement and the Closing Date, there will have been no Company Material Adverse Effect.

10.3.4    Certificate of Compliance. The Company will have delivered to the Purchaser a certificate dated the Closing Date, signed by an authorized officer of the Company, certifying as to the satisfaction of the conditions in Section 10.3.1, Section 10.3.2, Section 10.3.3, Section and Section 10.3.9.

10.3.5    Third Party Consents. The Company and each applicable subsidiary thereof will have obtained the written consents of, or given notifications (to the extent only notification is required) to, each of the third parties set out in Annex 9, in each case in form and substance reasonably satisfactory to the Purchaser, and all such consents will remain in full force and effect.

10.3.6    Board Approval. The board of directors of the Company will have unanimously recommended that the holders of Company Shares vote in favour of the Arrangement and will have not withdrawn such recommendation.

10.3.7    No Outstanding Options. Other than as otherwise contemplated by this Agreement and the Plan of Arrangement, as of Closing there will be no outstanding securities of the Company which are convertible into or exercisable or exchangeable for Company Shares or other securities of the Company or any subsidiary thereof and the Company shall have provided the Purchaser with evidence satisfactory to the Purchaser of the exercise or cancellation of all of the Company Options.

10.3.8    Receipt of Closing Deliveries. The Company will have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 3.2, all in form and substance reasonably satisfactory to the Purchaser.

10.3.9    Interested Persons. There shall be no Indebtedness owing by the Company or any subsidiary of the Company to any Interested Person.

10.4    Satisfaction of Conditions

The conditions precedent set out in Sections 10.1, Section 10.2 and Section 10.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.
ARTICLE 11
TERMINATION
11.1    Grounds for Termination.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
11.1.1    by the mutual written agreement of the Purchaser and the Company;

11.1.2    by the Purchaser in the event of a breach of any representation, warranty, covenant or agreement of the Company contained herein shall have occurred that would cause the conditions set out in Sections 10.1 and 10.3 not to be satisfied and has not been cured within 5 days following notice of such breach by the Purchaser to the Shareholder Representative, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by the Purchaser; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a breach by the Purchaser. For greater certainty, any failure by the Company to satisfy any of the conditions of Closing contained in Section 10.3 will be deemed to be a material breach of a covenant and agreement of this Agreement by the Company provided that the cause of such failure by the Company to satisfy such condition was not the result, in whole or in part, of any breach of this Agreement by the Purchaser;

11.1.3    by the Company in the event of a breach of any representation, warranty, covenant or agreement of the Purchaser or Tilray contained herein, shall have occurred that would cause the conditions set out in Sections 10.1 and 10.2 not to be satisfied and has not been cured within 5 days following notice of such breach by the Shareholder Representative to the Purchaser, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by the Company; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a breach by the Company. For greater certainty, any failure by the Purchaser to satisfy any of the conditions of Closing contained in Section 10.2 will be deemed to be a material breach of a covenant and agreement of this Agreement by the Purchaser, provided that the cause of such failure the Purchaser to satisfy such condition was not the result, in whole or in part, of any breach of this Agreement by the Company;

11.1.4    by the Purchaser or the Company if any Governmental Authority will have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the completion of the Contemplated Transactions or any Governmental Authority (including Health Canada) has refused to provide a consent or approval set out, or required by the terms of this Agreement to be set out, in Section 5.3 of the Disclosure Schedule; or

11.1.5    provided that the NASDAQ has completed its review of the Contemplated Transactions, by the Purchaser or the Company if the Closing will not have occurred on or before April 30, 2019 (or such later date as may be agreed to in writing by the Purchaser and the Company) (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1.5 will not be available to any Party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date.

11.2    Notice of Termination.

Any Party desiring to terminate this Agreement pursuant to Section 11.1 will give written notice of such termination to the other Parties to this Agreement in accordance with Section 13.2.
11.3    Effect of Termination.

11.3.1    If this Agreement is terminated pursuant to this Article 11, this Agreement will forthwith become void and of no further force and effect and all rights and obligations of the Parties hereunder will be terminated without further liability of any Party to any other Party; provided, however, that: (i) the provisions of this Section 11.3 and Article 13, and the rights and obligations of the Parties thereunder, will survive any such termination; and (ii) nothing herein will relieve any Party from liability for any Fraud Claim under this Agreement prior to the date of termination.

11.3.2    If this Agreement is terminated by the Purchaser or the Company under Section 11.1.2 or 11.1.3, respectively, then the Company or the Purchaser, respectively, shall remain fully liable for any and all Damages sustained or incurred by the Purchaser or the Company, respectively, directly or indirectly as a result thereof. For the purposes of this Section 11.3.2, Damages shall include all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement.

ARTICLE 12
SHAREHOLDER REPRESENTATIVE
12.1    Appointment.

By virtue of the execution, delivery and performance of this Agreement in exchange for consideration pursuant to this Agreement, the Shareholders irrevocably nominate, constitute and appoint the Shareholder Representative as the agent and true and lawful attorney in fact of the Shareholders, with full power of substitution, to act in the name, place and stead of the Shareholders for purposes of (i) executing any documents and taking any actions that the Shareholder Representative may, in the Shareholder Representative’s sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Article 9 and (ii) doing all things and performing all acts, as contemplated by or deemed advisable by the Shareholder Representative in connection with this Agreement, including receiving any notice or other document required to be given to the Shareholders, giving any notice or providing any other document to be given or provided by the Shareholders and, except as otherwise specifically provided herein, receiving payment of any amounts to be paid to the Shareholders hereunder. The Shareholder Representative hereby accepts such appointment as the agent and true and lawful attorney in fact of the Shareholders. The Shareholders recognize and intend that the power of attorney granted in this Article 12 is coupled with an interest and is irrevocable, may not be delegated by the Shareholder Representative and will survive the death, incapacity, dissolution, liquidation or winding up of each of the Shareholders.
12.2    Authority; Reliance

The Shareholders grant to the Shareholder Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Shareholders (in the name of any or all of the Shareholders or otherwise) any and all documents that the Shareholder Representative may, in the Shareholder Representative’s sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Shareholder Representative may, in the Shareholder Representative’s sole discretion, determine to be appropriate, in performing the Shareholder Representative’s duties as contemplated by this Article 12; provided, however, that the Shareholder Representative will have no obligation to act on behalf of the Shareholders except as expressly provided herein. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated herein, (i) each Indemnified Party will be entitled to deal exclusively with the Shareholder Representative on all matters relating to any claim for indemnification, compensation or reimbursement under this Agreement and (ii) the Purchaser, Tilray and each Indemnified Party will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder, by the Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Shareholder, by the Shareholder Representative, as fully binding upon such Shareholder.
12.3    Replacement.

If the Shareholder Representative is unable to fulfill the Shareholder Representative’s responsibilities hereunder, the Shareholders will, within 10 days after such inability, appoint a successor to the Shareholder Representative (who will be reasonably satisfactory to the Purchaser) and immediately thereafter notify the Purchaser of the identity of such successor. Any such successor will succeed the Shareholder Representative as the agent and true and lawful attorney in fact of the Shareholders hereunder.
ARTICLE 13
GENERAL PROVISIONS

13.1    Arbitration.

13.1.1    Except as otherwise provided in this Agreement, all disputes, controversies or claims arising out of, relating to, or in respect of this Agreement, including any issue regarding its existence, validity, enforceability, interpretation, breach or termination (each a “Dispute”) shall be resolved in accordance with the following.

13.1.1.1    any Dispute that the Parties are unable to amicably resolve or settle between themselves through negotiations between the Parties within fifteen (15) Business Days (or such longer period as is expressly provided for in this Agreement or which the Parties may mutually agree to in writing) of a Party being provided notice of such Dispute or difference in accordance with Section 13.2 (the “Consultation Period”) shall be referred to and finally determined by final and binding arbitration. The arbitration shall be confidential and shall be conducted by one independent and impartial arbitrator selected in accordance with the terms of this Agreement (the “Arbitrator”);

13.1.1.2    the arbitration shall be governed by the Commercial Arbitration Act (British Columbia) to the extent that such rules do not conflict with the terms of this Section 13.1;

13.1.1.3    the arbitration shall be seated in the City of Vancouver and the arbitration agreement set out in this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia. The language of the arbitration shall be English;

13.1.1.4    within thirty (30) days following the expiration of the Consultation Period, the Parties agree to jointly select the Arbitrator who shall be trained in the laws of British Columbia. The Arbitrator shall be impartial and independent of the Parties and shall be experienced and knowledgeable about the subject matter of the Dispute (generally and not as to the express facts concerning the Dispute). If the Parties are unable to agree upon the Arbitrator, either Party may apply to elect an Arbitrator in accordance with the provisions of the Commercial Arbitration Act (British Columbia);

13.1.1.5    it is specifically acknowledged and confirmed that any Dispute that cannot be resolved between the Parties prior to the expiry of the Consultation Period shall be submitted to arbitration irrespective of the magnitude thereof or the amount in question;

13.1.1.6    the Arbitrator shall have jurisdiction: (i) to apply all Applicable Laws, common law and equity (including the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims); and (ii) to make an award or awards in respect of interest and the payment of the costs of the arbitration (including arbitrators' fees and the legal costs of the Parties). The Arbitrator also may, where requested by a Party, determine the nature and extent of production of documents and oral depositions;

13.1.1.7    the award of the Arbitrator shall be reduced to writing and be final and binding on the Parties and not subject to any appeal (a “Final Determination”). Any monetary award shall be made and payable, free of any Taxes or other deduction, and shall bear interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate determined by the Arbitrator;

13.1.1.8    judgment upon the award(s) rendered by the Arbitrator may be entered and executed in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and order of enforcement;

13.1.1.9    each Party shall bear its own expenses, and the expenses of its Affiliates and associates, of preparing for and participating in connection with the arbitration, including legal fees but the Party against whom judgment is rendered shall bear all legal fees of the Arbitrator; and

13.1.1.10    by agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a legal court, the Arbitrator shall have full authority to grant provisional remedies, statutory remedies and to award damages for the failure of the Parties or its representatives to respect the Arbitrator's orders to that effect.

Nothing in this Agreement shall restrict or prohibit a Party from commencing arbitration at any time, including prior to the expiry of a Consultation Period, in order to protect its rights under this Agreement or in relation to a Dispute.
13.1.2    The dispute resolution obligations and processes set out in this Section 13.1 shall be the exclusive and exhaustive Dispute resolution procedures between the Parties and their respective Affiliates and associates, and the decision of the Arbitrator shall be final and binding on the Parties and their respective Affiliates and associates.

13.1.3    Except where reasonably prevented by the nature of the Dispute, the Parties shall continue to perform, and shall cause their respective Affiliates and associates to continue to perform, their respective duties, obligations and responsibilities under this Agreement while the Dispute is being resolved in accordance with this Section 13.1, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

13.2    Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or email transmission (provided that the sender of such email transmission does not receive a delivery failure notice from the intended recipient in respect of such email transmission), or similar means of recorded electronic communication, addressed as follows:
13.2.1    If to the Purchaser or Tilray or, to:

Tilray, Inc.
1100 Maughan Rd
Nanaimo, British Columbia, V9X 1J2
Attention: Colin Brown, VP Legal
Email: colin.brown@tilray.com
with copies to:
Blake, Cassels & Graydon
595 Burrard Street
P.O. Box 49314, Suite 2600
Three Bentall Centre
Vancouver, British Columbia, V7X 1L3
Attention: Kathleen Keilty
Email: kathleen.keilty@blakes.com
13.2.2    If to the Shareholders or the Shareholder Representative, to:

Compass Group Management LLC
301 Riverside Ave, 2nd Floor
Westport CT 06880
Attention: Carrie W. Ryan
Email: cryan@compassequity.com
with copies to:
Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
41st Floor
Montréal, Quebec H3B 3V2
Canada
Attention: Warren Silversmith and Barbara Sheng
Email: wsilversmith@stikeman.com and bsheng@stikeman.com
Subject to the foregoing, a Notice is deemed to be given and received on the date on which it was delivered or transmitted if it is a Business Day and the delivery or transmission was made prior to 6:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party's address that is not specifically changed in a Notice will be assumed not to be changed.

13.3    Counterparts.

This Agreement may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
13.4    Amendments and Waivers.

This Agreement may not be amended or waived except by an instrument in writing signed by an authorized representative of each Party. No course of conduct or failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
13.5    Severability.

Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
13.6    Assignment; Successors and Assigns.

Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder may be assigned, delegated or otherwise transferred by such Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other Party and any attempt to make any such assignment, delegation or other transfer without such consent will be null and void; provided, however, that the Purchaser may assign its rights, interests and obligations under this Agreement, without the consent of the other Parties, to any Person who acquires all or substantially all of the assets and business of the Purchaser or to any Affiliate of the Purchaser, subject to the assumption in writing by such Person or Affiliate of the Purchaser’s obligations hereunder; and provided, further, that the Purchaser may assign or encumber this Agreement or any of its rights and obligations hereunder as security for any indebtedness of the Purchaser or its Affiliates without the consent of the other Parties. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
13.7    No Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or will be construed to confer upon any third party, other than the signatories to this Agreement and their respective successors and assigns permitted by Section 13.6 and except as specifically provided for in Section 9.8, any right, remedy or claim under or by reason of this Agreement.
13.8    Governing Law.

This Agreement and all Disputes and controversies relating to or arising out of this Agreement are governed by and will be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each signatory to this Agreement irrevocably attorns and submits to the non-exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver (and appellate courts therefrom) and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.
13.9    Specific Performance.

The Parties agree that irreparable and ongoing damages would occur in the event that any provision of this Agreement were not performed in accordance with its terms or otherwise was breached. Accordingly, each Party agrees that in the event of any actual or threatened breach of this Agreement by another Party, the non-breaching Party will be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. The prevailing Party in any action commenced under this Section 13.9 (whether through a monetary judgment, injunctive relief or otherwise) will be entitled to recover from the other Parties reimbursement for its reasonable legal fees and court costs incurred in connection with such action.
13.10    Interpretation; Absence of Presumption.

13.10.1    The defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement, except to the extent otherwise provided herein or that the context otherwise requires: (i) words used in the singular include the plural and words in the plural include the singular; (ii) reference to any gender includes the other gender; (iii) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation”; (iv) the words “herein”, “hereof”, “hereto”, “hereunder” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (v) reference to any Article, Section, Exhibit or Annex will mean such Article or Section of, or such Exhibit or Annex to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (vi) reference to any Applicable Laws will mean such Applicable Laws (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (vii) references to “$” and “CDN” are to the lawful currency of Canada. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

13.10.2    Each Party acknowledges and agrees that the Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

13.10.3    In the event of any inconsistency between the statements in this Agreement and statements in the Disclosure Schedule or the other schedules referred to herein, the statements in this Agreement will control and the statements in the Disclosure Schedule and the other schedules referred to herein will be disregarded to the extent of such inconsistency.

13.11    Disclosure.

The obligations herein will not prevent any Party from making, after consultation with the other Party, such disclosure as its legal counsel advises is required by Applicable Laws (including in order to comply with continuous disclosure or other requirements under Applicable Laws). For greater certainty, the Shareholders hereby consent to the reasonable disclosure by Tilray, and Tilray and the Purchaser hereby consent to the reasonable disclosure by the Shareholder Representative, of the nature and completion of the Contemplated Transactions to: (i) Governmental Authorities; (ii) the security holders of Tilray or the Shareholder Representative, as applicable; and (iii) in the case of Tilray, any other Person in connection with any financing, offering, licensing, business combination or similar transaction proposed to be undertaken by Tilray; provided that in all cases where Tilray or the Shareholder Representative proposes to make any disclosure of the completion, nature or terms of the Contemplated Transactions (whether with the consent of the other) or in accordance with the foregoing exceptions to the requirement to obtain such consent, the disclosing Party: (x) first advise the other of its intention to do so and it will use commercially reasonable efforts to enable the other to review and comment on such disclosure prior to the release thereof; and (y) in the case of (i) and (ii), advise the Persons to whom the information is being disclosed of the disclosing Party’s confidentiality obligations hereunder and shall cause such Persons to hold such information confidential on terms substantially similar to, and no less stringent than, the confidentiality obligations under this Agreement. The Shareholders acknowledge that Tilray may be required, in accordance with Applicable Laws, to publicly disclose the transactions contemplated herein and to file a copy of this Agreement on SEDAR, and in such case Tilray agrees that it shall make such redactions to this Agreement as are permitted under Section 12.2(3) of National Instrument 51-102 (“NI 51-102”) (subject to compliance by Tilray with the remaining provisions of Section 12.2 of NI 51-102) with the prior consultation of the Shareholder Representative.

13.12    Entire Agreement.

This Agreement (including the Disclosure Schedule and the Annexes and the other schedules referred to herein and which form part hereof) contains the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof and thereof (including the Letter of Intent). This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no unwritten or oral agreements between the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed and delivered as of the date first written above.

1197879 B.C. LTD.

By:	/s/ Brendan Kennedy

Name: Brendan Kennedy
Title: Chief Executive Officer

TILRAY, INC

By:	/s/ Brendan Kennedy

Name: Brendan Kennedy
Title: Chief Executive Officer

FHF HOLDINGS LTD.

By:	/s/ Patrick Maciariello

Name: Patrick Maciariello
Title: Director

COMPASS GROUP DIVERSIFIED HOLDINGS LLC

By:	/s/ Ryan J. Faulkingham
Name: Ryan J. Faulkingham
Title: Chief Financial Officer

Other Shareholders

By:	/s/ Michael Fata

Name: Michael Fata

By:	/s/ Marcel Joaquin
Name: Marcel Joaquin

By:	/s/ Kevin Greenwood
Name: Kevin Greenwood

By:	/s/ John Durkin
Name: John Durkin

By:	/s/ Vernon B. Snidal
Name: Vernon Snidal

By:	/s/ Ali Connell
Name: Ali Connell

By:	/s/ Kelly Saunderson

Name: Kelly Saunderson

By:	/s/ Tara Kozlowich
Name: Tara Kozlowich

By:	/s/ Sean McBride
Name: Sean McBride

By:	/s/ Patti McNeill
Name: Patti McNeill

By:	/s/ Tanya Bodinetz
Name: Tanya Bodinetz

By:	/s/ Clarence Shwaluk
Name: Clarence Shwaluk

Barry Tomiski, in his capacity as trustee of
THE TOMISKI FAMILY TRUST

By:	/s/ Barry Tomiski
Name: Barry Tomiski
Title: Trustee

Ryan Bracken, in his capacity as trustee of
THE BRACKEN FAMILY TRUST

By:	/s/ Ryan Bracken
Name: Ryan Bracken
Title: Trustee

Shaun Crew, in his capacity as trustee of
THE CREWZERBOYZ FAMILY TRUST

By:	/s/ Shaun Crew
Name: Shaun Crew
Title: Trustee

By:	/s/ Debra Proudfoot
Name: Debra Proudfoot

WHITE ROAD PASSO STELVIO FUND, LLC

By:	/s/ Deven Clemens
Name: Deven Clemens
Title: Managing Partner

PENSCO TRUST COMPANY CUSTODIAN FBO
DEVEN M. CLEMENS, ROTH IRA

By:	/s/ Deven Clemens
Name: Deven Clemens

PENSCO TRUST COMPANY CUSTODIAN FBO
ALIEN TRUTH COMMUNICATIONS SOLO (K) PLAN FBO GREGG R. BAGNI

By:	/s/ Gregg Bagni Pensco Trust Co. Custodian FBO Alien Truth Communications Solo (K) Plan FBO Gregg R. Bagni
Title: President